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Exhibit (b)(3)

EXECUTION COPY

CREDIT AGREEMENT
(PRIMA)

BETWEEN:

PC FINANCIAL PARTNERSHIP
(AS BORROWER)

-AND -

PETRO-CANADA
(AS INDEMNITOR)

-AND -

THE FINANCIAL INSTITUTIONS SIGNATORY HERETO
(AS LENDERS)

-AND -

BANK OF MONTREAL, CHICAGO BRANCH
(AS ADMINISTRATIVE AGENT)

-WITH -

BMO NESBITT BURNS
(AS LEAD ARRANGER)

JULY 22, 2004

BURNET, DUCKWORTH & PALMER LLP
FRASER MILNER CASGRAIN LLP

TABLE OF CONTENTS

		Page
ARTICLE 1 INTERPRETATION
1.1	Definitions	1
1.2	Headings and Table of Contents	17
1.3	References	17
1.4	Rules of Interpretation	17
1.5	Generally Accepted Accounting Principles	17
1.6	Time	17
1.7	Payment for Value	18
1.8	Incorporation of Schedules	18
ARTICLE 2 REPRESENTATIONS AND WARRANTIES
2.1	Representations and Warranties	18
2.2	Deemed Representation and Warranty	21
ARTICLE 3 THE CREDIT FACILITY
3.1	Obligations of Each Lender	21
3.2	Purpose	22
3.3	Borrowings	22
3.4	Selection of Libor Interest Periods	22
3.5	Notice of Repayment	22
3.6	Pro-Rata Treatment of Borrowings	22
3.7	Conversions	23
3.8	Rollovers	23
3.9	Notices Irrevocable	23
ARTICLE 4 REPAYMENT AND PREPAYMENT
4.1	Reduction of Commitment and Repayment of Borrowings	24
4.2	Mandatory Prepayments	24
4.3	Cancellation and Prepayment	24
4.4	Cancellation or Transfer of a Lender's Commitment	25
4.5	Early Repayment	26
4.6	Evidence of Indebtedness	26
ARTICLE 5 PAYMENT OF INTEREST AND FEES
5.1	Interest on U.S. Base Rate Loans	26
5.2	Interest on Libor Loans	27
5.3	Utilization Fees	27
5.4	Interest on Overdue Amounts	37
5.5	Standby Fees	27
5.6	Agent's Fees	28
5.7	Maximum Rate Permitted by Law	28
5.8	Waiver	29
5.9	Interest and Fee Adjustment	29
ARTICLE 6 PAYMENT AND TAXES
6.1	Time, Place and Currency of Payment	29
6.2	Application of Payments Prior to an Event of Default	29
6.3	Taxes	30
ARTICLE 7 CONDITIONS PRECEDENT TO DISBURSEMENT OF THE BORROWINGS
7.1	Conditions Precedent	33
7.2	Conditions Precedent to Drawdown	34
7.3	Waiver of a Condition Precedent	36

ARTICLE 8 COVENANTS OF THE BORROWER
8.1	Covenants of the Borrower	36
8.2	Financial Covenants	42
8.3	Designation of Designated Subsidiaries	42
ARTICLE 9 EVENTS OF DEFAULT
9.1	Events of Default	42
9.2	Acceleration and Demand	45
9.3	Waiver of Default	46
9.4	Application of Payments Following Demand and Acceleration	46
9.5	Remedies Cumulative	46
9.6	Set-Off	47
9.7	Cash Collateral Accounts	47
9.8	Lenders May Perform Covenants	47
ARTICLE 10 EXPENSES AND INDEMNITIES
10.1	Reimbursement of Expenses and Indemnity	48
10.2	Increased Cost	48
10.3	Illegality	49
10.4	Substitute Basis of Borrowing	49
10.5	Funding Indemnity	50
10.6	General Indemnity	50
ARTICLE 11 THE AGENT AND THE LENDERS
11.1	Authorization	51
11.2	Responsibility of Agent	51
11.3	Acknowledgement of Lenders	52
11.4	Rights and Obligations of Each Lender	52
11.5	Determinations by Lenders	52
11.6	Notices between the Lenders, the Agent and the Borrower and Petro-Canada	53
11.7	Agent's Duty to Deliver Documents	53
11.8	Arrangements for Borrowings	53
11.9	Arrangements for Repayment of Borrowings	53
11.10	Repayment by Lenders to Agent	53
11.11	Adjustments Among Lenders	54
11.12	Lenders' Consents to Waivers, Amendments, etc.	55
11.13	Reimbursement of Agent's Expenses	56
11.14	Reliance by Agent on Notices, etc.	56
11.15	Relations with Borrower and Petro-Canada	56
11.16	Sharing of Information	56
11.17	Successor Agent	56
11.18	Dealing with the Agent	57
11.19	Indemnity of Agent	57
ARTICLE 12 SUCCESSORS AND ASSIGNS AND JUDGMENT CURRENCY
12.1	Successors and Assigns	57
12.2	Exchange and Confidentiality of Information	59
12.3	Judgment Currency	60
ARTICLE 13 INDEMNITY
13.1	Indemnity	60
13.2	Evidence of Accounts	60

ii

13.3	Waiver of Defenses	60
13.4	Postponement	62
13.5	No Waiver	63
13.6	Deemed Existence	63
13.7	Other Securities	63
13.8	Continuing Indemnity	63
13.9	Enforcement of Indemnity	63
13.10	Subrogation	63
13.11	Indemnity of Payment and Performance	64
13.12	Costs	64
13.13	Payment	64
13.14	Payment on Stay	64
13.15	Waiver of Notice	64
ARTICLE 14 MISCELLANEOUS
14.1	Severability	64
14.2	Survival of Undertakings	65
14.3	Failure to Act	65
14.4	Waivers	65
14.5	Amendments	65
14.6	Notice	65
14.7	Further Assurances	65
14.8	Governing Law	65
14.9	Whole Agreement	65
14.10	Term of Agreement	66
14.11	Time of Essence	66
14.12	Jurisdiction	66
14.13	Counterpart Execution	67

SCHEDULES

Schedule A	Notice of Borrowing, Repayment, Prepayment or Cancellation of Commitment
Schedule B	Conversion Notice
Schedule C	Rollover Notice
Schedule D	Compliance Certificate
Schedule E	Lender Assignment Agreement
Schedule F	ERISA Disclosure

iii

        THIS CREDIT AGREEMENT is dated as of July 22, 2004.

BETWEEN:

  PC FINANCIAL PARTNERSHIP, a general partnership created under the laws of the State of Delaware, having an office in Wilmington, Delaware

        OF THE FIRST PART

AND

  PETRO-CANADA, a corporation incorporated under the laws of Canada, having an office in Calgary, Alberta

        OF THE SECOND PART

AND

  EACH OF THE FINANCIAL INSTITUTIONS NAMED ON THE SIGNATURE PAGES HERETO OR AS FROM TIME TO TIME BECOME LENDERS HEREUNDER, in their capacities as Lenders

        OF THE THIRD PART

AND

  BANK OF MONTREAL, CHICAGO BRANCH, a Canadian chartered bank having an office in Chicago, Illinois, in its capacity as Agent

        OF THE FOURTH PART

WHEREAS

        1.     the Borrower has requested the Lenders to provide the Borrower with a credit facility in an amount not exceeding U.S. $400,000,000; and

        2.     the Agent, the Lenders, the Borrower and Petro-Canada wish to enter into this Agreement to provide the credit facility referred to in paragraph 1 to the Borrower on the terms and conditions of this Agreement;

        NOW THEREFORE, in consideration of the premises, the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

ARTICLE 1
INTERPRETATION

        1.1    Definitions

        In this Agreement and the Schedules hereto and in all notices pursuant to this Agreement, unless something in the subject matter or context is inconsistent therewith, the following words and phrases shall have the following meanings:

          "Acceleration Notice" means a written notice delivered by the Agent to the Borrower pursuant to Section 9.2 declaring all indebtedness and liabilities of the Borrower outstanding to the Lenders hereunder to be immediately due and payable;

          "Accommodations" means the advance of Loans by the Lenders;

          "Accounts" means the accounts and records established by the Agent pursuant to Section 4.6 to record the Borrower's liability to each of the Lenders in respect of the Borrowings and other amounts outstanding by the Borrower to each of the Lenders hereunder and includes, if applicable, any Notes issued by the Borrower pursuant to Section 4.6 to evidence the Borrowings;

          "Acquisition" means the Initial Acquisition and the Final Acquisition;

          "Acquisition Documents" means the agreements, documents and instruments under which AcquisitionCo and PCUSH have agreed to effect the Acquisition, including, without limitation, the Offer, the Merger Agreement and the other agreements, documents and instruments under which AcquisitionCo and PCUSH do effect the Acquisition;

          "AcquisitionCo" means Raven Acquisition Corp., a corporation incorporated under the laws of the State of Delaware and having its principal office in Wilmington, Delaware;

          "Additional Compensation" has the meaning given to it in Section 10.2;

          "Affected Lender" has the meaning given to it in Section 4.4;

          "Affiliate" means any person which, directly or indirectly, controls, is controlled by or is under common control with another person; and for the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" or "under common control with") means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of Voting Shares or by contract or otherwise;

          "Agent" means BMO when acting in its capacity as Agent hereunder and includes any successor agent appointed pursuant to Section 11.17;

          "Agent's Account for Payments" means with respect to payments made by the Borrower or a Lender, such accounts maintained by the Agent at the Agent's Branch of Account referred to in the definition thereof as the Agent may from time to time advise the Borrower or the Lenders, as applicable, in writing;

          "Agent's Branch of Account" means with respect to Accommodations and Borrowings, the principal office of the Agent in Chicago, Illinois or such other office or branch of the Agent in the United States as the Agent and the Borrower, each acting reasonably, may agree upon from time to time and as advised to the Lenders in writing;

          "Agreement" means this agreement, all Schedules attached hereto and any future amendments, variations or supplements thereto;

          "BMO" means Bank of Montreal, Chicago Branch and its successors and permitted assigns;

          "Borrower" means PC Financial Partnership, a general partnership created under the laws of the State of Delaware having its principal office in Wilmington, Delaware;

          "Borrowings" means, at any time, the principal amount outstanding by way of Loans;

          "bps" means one one-hundredth of one percent (.01%);

          "Branch of Account" means, with respect to each Lender, the branch or office of such Lender at the address set out opposite such Lender's name on the signature pages of this Agreement or in the Lender Assignment Agreement or such other branch or office in the United States as such Lender may from time to time advise the Borrower and the Agent in writing; but, for purposes of delivery of any notice required to be delivered by the Agent to a Lender pursuant to Section 11.8 and for the purposes of effecting any payments to a Lender in connection with this Agreement, a Lender may specify by notice in writing to the Borrower and the Agent any other branch or office of such Lender in the United States and such branch or office shall thereafter be the Branch of Account of such Lender for such purpose;

          "Business Day" means a day, excluding Saturday and Sunday, on which banking institutions are open for business in Calgary, Alberta, Chicago, Illinois and New York, New York and, in respect of any matters hereunder relating to determining Libor for any Libor Interest Period on Libor Loans, a day on which dealings in U.S. Dollars by and between banks in the London, England interbank market may be conducted;

          "Canadian Dollars", "Cdn. Dollars" and the symbol "Cdn. $" each means lawful money of Canada;

          "Capital Lease" means any lease or charter of property, real or personal, which would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital lease on a balance sheet of a lessee, where the lessee is Petro-Canada or a Subsidiary;

          "Capitalized Lease Obligation" means, at any time, the amount of any obligation which would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a Capital Lease on the consolidated balance sheet of Petro-Canada and its Subsidiaries;

          "Claim" has the meaning given to it in Section 10.6;

          "Code" means the United States Internal Revenue Code of 1986, as amended;

          "Commitment" means each Lender's obligation hereunder to make Loans available to the Borrower in an aggregate principal amount in U.S. Dollars in the amount set forth opposite such Lender's name on the signature pages hereto or in a Lender Assignment Agreement as such Lender's Commitment, as such amount may hereafter be increased, decreased, cancelled or terminated from time to time pursuant to this Agreement;

          "Compliance Certificate" means a compliance certificate substantially in the form attached hereto as Schedule H executed on behalf of Petro-Canada by any of the Chairman, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Vice-President, the Treasurer or the Corporate Secretary of Petro-Canada;

          "Consolidated Capitalization" means, at any time and as determined in accordance with GAAP on a consolidated basis and without duplication, the aggregate of Consolidated Shareholders' Equity and Consolidated Debt;

          "Consolidated Debt" means, at any time and as determined in accordance with GAAP on a consolidated basis and without duplication, an amount equal to the aggregate of:

    (a)
    the aggregate amount of all obligations, liabilities and indebtedness of Petro-Canada and its Subsidiaries which would be classified as Indebtedness for Borrowed Money upon a consolidated balance sheet of Petro-Canada and its Subsidiaries; and

    (b)
    to the extent, if any, not included in paragraph (a) of this definition:

    (i)
    Guarantees by Petro-Canada or any Subsidiary of the Indebtedness for Borrowed Money of any other person; provided that any such Indebtedness for Borrowed Money of such other person shall for purposes of this clause include obligations of the kind described in paragraphs (i) through (vii) inclusive of this paragraph (b) of this definition of Consolidated Debt;

    (ii)
    reimbursement obligations of Petro-Canada or any Subsidiary in respect of letters of credit and letters of guarantee issued in respect of or to secure Indebtedness for Borrowed Money or any pension obligations of Petro-Canada;

    (iii)
    obligations of Petro-Canada or any Subsidiary:

    (A)
    to purchase Indebtedness for Borrowed Money or to advance or supply funds for the payment or purchase of such indebtedness of a person, including by way of the purchase of debt securities, other similar obligations or shares; or

        (B)
        to make any payment, loan, advance, capital contribution or other investment in or to a person or become or be bound by any agreement to do so, for the purpose of assuring a minimum equity, an asset base, a working capital or other balance sheet test or condition for any date or to provide funds for the payment of any debt liability, dividend or share liquidation payment, or otherwise to supply funds to or in any manner invest in a person if, in any such case, the purpose thereof may reasonably be considered to be to provide an assurance of payment of the Indebtedness for Borrowed Money of such person;

        other than where such person is Petro-Canada or a Subsidiary and provided that a Dealer Repurchase Agreement shall not constitute Consolidated Debt unless included therein by virtue of paragraph (a) of this definition;

      (iv)
      obligations of Petro-Canada or any Subsidiary with respect to Production Payments and deferred revenues relating to third party obligations;

      (v)
      Capitalized Lease Obligations;

      (vi)
      Purchase Money Obligations; and

      (vii)
      Non-Recourse Debt;

      but shall exclude:

      (viii)
      any particular obligation, liability or indebtedness of Petro-Canada or any Subsidiary if, upon or prior to the maturity thereof, there shall have been irrevocably deposited with the proper depositary in trust the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in any computation of the assets of such person in accordance with GAAP; and

      (ix)
      any indebtedness of Petro-Canada or any Subsidiary which is expressed to be subordinate in all respects (including in right of payment) to Borrowings and all other amounts owing hereunder upon the occurrence of an Event of Default, provided that any maturity date in respect of any such indebtedness is after the Maturity Date of any Lender;

          "Consolidated Debt to Capitalization Ratio" means, as of the last day of a Fiscal Quarter, the ratio of Consolidated Debt to Consolidated Capitalization;

          "Consolidated Net Tangible Assets" means the total amount of assets as shown on the most recent annual audited or quarterly unaudited consolidated balance sheet of Petro-Canada and computed in accordance with GAAP, including investments in unconsolidated Subsidiaries, after deducting therefrom:

    (a)
    all amounts attributable to goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles; and

    (b)
    appropriate adjustments on account of minority interests of other persons holding stock of a Subsidiary;

          "Consolidated Shareholders' Equity" means, at any time and as determined in accordance with GAAP, the consolidated shareholders' equity of Petro-Canada;

          "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA;

          "Conversion" means a conversion of one type of Loan into another type of Loan pursuant to Section 3.7;

          "Conversion Date" means a Business Day that the Borrower has notified the Agent at the Agent's Branch of Account as the date on which a Conversion is to take effect pursuant to Section 3.7;

          "Conversion Notice" means a notice of a Conversion, substantially in the form of Schedule B hereto;

          "Core Business" means, in respect of Petro-Canada on a consolidated basis, the business of exploring for, developing and producing petroleum and natural gas in all areas of the world, including in offshore areas and from in situ and other bitumen reserves, and refining, extracting, fractionating, transporting, storing and marketing petroleum and natural gas products, including retail marketing of such products and ancillary retail marketing;

          "Credit Facility" means the credit facility made available hereunder by the Lenders and represented by each Lender's Commitment;

          "Damages" has the meaning given to it in Section 10.6;

          "Dealer Repurchase Agreement" means any arrangement between Petro-Canada and any Subsidiary, on the one hand, and any lender to a person who operates a retail establishment or wholesale business at or from which products of Petro-Canada or such Subsidiary are sold, on the other hand, pursuant to which Petro-Canada or such Subsidiary agrees to purchase from such person or lender all or a portion of the inventory of such person at a fixed or determinable price upon the occurrence of certain stated events;

          "Default" means any event or circumstance which, with the giving of notice or lapse of time, would constitute an Event of Default;

          "Default Rate" means the applicable rate of interest set forth in Section 5.4;

          "Designated Subsidiary" means, at any time:

    (a)
    any wholly-owned Subsidiary of Petro-Canada which owns greater than 10% of Consolidated Net Tangible Assets; and

    (b)
    each Subsidiary of Petro-Canada which Petro-Canada has designated as a Designated Subsidiary under Section 8.3 and in respect of which such designation has not been revoked under Section 8.3;

  provided that for the purposes of this definition a Subsidiary that becomes a Designated Subsidiary pursuant to paragraph (a) of this definition shall continue to be a Designated Subsidiary notwithstanding that at a later date it is no longer wholly-owned by Petro-Canada unless and until such designation is validly revoked pursuant to Section 8.3(b) hereof;

          "Drawdown" means an advance of Borrowings hereunder but does not include a Rollover or Conversion;

          "Drawdown Date" means a Business Day on which the Borrower has requested Borrowings pursuant to Section 3.3;

          "Drawdown Notice" means a notice of Drawdown substantially in the form of Schedule A hereto;

          "Effective Date" has the meaning given to it in Section 7.1;

          "Environmental Laws" means any and all federal, provincial, local and foreign statutes, laws, regulations, ordinances, rules, decrees or other governmental restrictions relating to the environment, to the release of any materials into the environment or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, industrial substances, toxic substances, hazardous substances or wastes but only to the extent such Environmental Laws are legally applicable to the Borrower or Petro-Canada or any of its Subsidiaries;

          "Environmental Liabilities" means, in respect of the Borrower or Petro-Canada or any Subsidiary, any and all legal obligations and liabilities for any Release, any environmental damage, any contamination or any other environmental problem caused by the Borrower or Petro-Canada or such Subsidiary and which adversely impacts any person, property or the environment as a result of any Release or the condition of any property or asset having a significant adverse impact on the environment, whether or not caused by a breach of any applicable laws (including, but not limited to, any Environmental Laws), including, without limitation, all obligations and liabilities arising from or related to: any surface, underground, air, ground water, or surface water contamination; the abandonment or plugging of any well; restorations and reclamations; the removal of or failure to remove any foundations, structures or equipment; the cleaning up or reclamation of storage sites; violation of pollution standards; and personal injury (including sickness, disease or death) and property damage arising from the foregoing;

          "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections;

          "Equivalent Amount" in one currency (the "First Currency") of an amount in another currency (the "Other Currency") means, as of the date of determination, the amount of the First Currency which would be required to purchase such amount of the Other Currency at the Bank of Canada noon (Toronto, Ontario time) rate for such currencies on such date of determination (as quoted or published from time to time by the Bank of Canada) or, if such date of determination is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed to by the Borrower and the Agent;

          "Event of Default" means any of the events or circumstances specified in Section 9.1;

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and any successor statute thereto, in each case as amended from time to time;

          "Exemption Certificate" is defined in Section 6.3(e);

          "Fed Funds Rate" means, on any day, the rate of interest per annum for that day set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (the "H.15(519)") opposite the caption "Federal Funds (Effective)" and, if on any day such rate is not yet published in H.15(519), the rate for such day shall be the rate set forth in the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, for such day published by the Federal Reserve Board (the "Composite 3:30 p.m. Quotations") under the caption "Federal Funds Effective Rate"; provided that if such rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, such rate shall be the average of the interest rates per annum quoted for such day on overnight Federal funds (such words to have the meaning generally given to them by money market brokers of recognized standing doing business in the United States) transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent, acting reasonably;

          "Final Acquisition" means, if applicable, the acquisition by AcquisitionCo of the issued and outstanding common stock, par value U.S. $0.015 per share, of Prima not acquired by AcquisitionCo in connection with the Initial Acquisition pursuant to a subsequent acquisition transaction, including a merger of AcquisitionCo and Prima pursuant to the Merger Agreement and the provisions of the Delaware General Corporation Law, the result of which is that Prima, which, in the event of any such merger, shall continue as the surviving corporation following such merger, becomes a direct wholly-owned Subsidiary of PCUSH and an indirect wholly-owned Subsidiary of Petro-Canada;

          "Fiscal Quarter" means the three month period commencing on the first day of each Fiscal Year and each successive three month period thereafter during such Fiscal Year;

          "Fiscal Year" means Petro-Canada's fiscal year which at present commences on January 1 of each year and ends on December 31 of such year;

          "Forms" has the meaning given to it in Section 6.3(g);

          "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto;

          "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles which are in effect from time to time in Canada;

          "Guarantee" means any undertaking to assume, guarantee, endorse (other than the routine endorsement of cheques in the ordinary course of business), contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any obligation of any person;

          "Indebtedness for Borrowed Money" means all obligations for money borrowed including reimbursement obligations in respect of bankers' acceptances and note purchase facilities and obligations evidenced by a note, bond, debenture, acceptance or other similar instrument;

          "Indemnified Party" has the meaning given to it in Section 10.6;

          "Information" has the meaning given to it in Section 12.2;

          "Initial Acquisition" means the acquisition by AcquisitionCo of at least a majority of the issued and outstanding shares in the common stock, par value U.S. $0.015 per share, of Prima;

          "Initial Acquisition Closing Date" means the date specified by the Borrower in a written notice given not less than one (1) Business Day prior to such date as being the date on which it expects to complete the Initial Acquisition and to meet all of the conditions precedent to the initial Drawdown under the Credit facility set forth in Section 7.2(b);

          "Interest Date" means the last day of each month;

          "Interest Determination Date" means, with respect to a Libor Loan, the date which is two (2) Business Days prior to the first day of the Libor Interest Period applicable to such Libor Loan;

          "Judgment Currency" has the meaning given to it in Section 12.3;

          "Lender Assignment Agreement" means an agreement substantially in the form of Schedule K with the blanks completed;

          "Lenders" means each of the financial institutions named on the signature pages hereto as Lenders and each financial institution which has entered into a Lender Assignment Agreement and including BMO in its capacity as Lender but excluding BMO in its capacity as Agent, and "Lender" means any one of them;

          "Libor" means, with respect to any Libor Interest Period applicable to a Libor Loan, the per annum rate of interest determined by the Agent, based on a three hundred sixty (360) day year, rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16th%), as the average of the offered quotations appearing on the display referred to as the "LIBOR 01 Page" (or any display substituted therefor) of Reuter Monitor Money Rates Service or, if such "LIBOR 01 Page" shall not be available, the average of the offered quotations appearing on page 3750 of the AP/Dow Jones Telerate Systems Monitor (or any page substituted therefor) for deposits in U.S. Dollars for a period equal to the number of days in the applicable Libor Interest Period, at or about 11:00 a.m. (London, England time) on the second Business Day prior to the first day of such Libor Interest Period. If neither such "LIBOR 01 Page" nor such page 3750 is available, then "Libor" shall mean, with respect to any such Libor Interest Period, the per annum rate of interest, based on a three hundred sixty (360) day year (rounded upwards, if necessary, to the nearest one-sixteenth of one percent (1/16th%)) determined by the Agent at approximately 11:00 a.m. (London, England time) (or so soon thereafter as practicable) on the second Business Day prior to the first day of such Libor Interest Period offered to the Agent by leading banks in the London interbank market for the placing of U.S. Dollar deposits with the Agent having a term comparable to such Libor Interest Period and in an amount comparable to the principal amount of the Pro-Rata Share of the Agent in respect of the applicable Libor Loan;

          "Libor Interest Date" means the date falling on the last day of each Libor Interest Period; provided that if the Borrower selects a Libor Interest Period for a period longer than three (3) months, the Libor Interest Date shall be each date falling every three (3) months after the beginning of such Libor Interest Period and the date falling on the last day of such Libor Interest Period;

          "Libor Interest Period" means, with respect to each Libor Loan, the initial period (subject to availability) of approximately one (1) month, two (2) months, three (3) months or six (6) months (as selected by the Borrower and notified to the Agent pursuant to Section 3.4) commencing on and including the Drawdown Date, Conversion Date or Rollover Date, as the case may be, applicable to such Libor Loan and ending on and including the last day of such initial period, and thereafter, each successive period (subject to availability) of approximately one (1) month, two (2) months, three (3) months or six (6) months (as selected by the Borrower and notified to the Agent pursuant to Section 3.4) commencing on and including the last day of the prior Libor Interest Period;

          "Libor Loans" means the advances in U.S. Dollars made available by the Lenders to the Borrower pursuant to Sections 3.3, 3.7 or 3.8 and on which the Borrower has agreed to pay interest in accordance with Section 5.2;

          "Libor (Reserve Adjusted)" means, relative to any Libor Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

Libor (Reserve Adjusted)	=	Libor 1.00 - LIBOR Reserve Percentage

    Libor (Reserve Adjusted) for any Libor Interest Period for Libor Loans will be determined by the Agent on the basis of the Libor Reserve Percentage in effect on, and the applicable rates furnished to and received by the Agent, two (2) Business Days before the first day of such Libor Interest Period;

          "Libor Reserve Percentage" means, relative to any Libor Interest Period for Libor Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Libor Interest Period;

          "Loan Documents" means this Agreement and all other certificates, instruments and documents (including, without limitation, any promissory notes delivered pursuant to Section 4.6) delivered from time to time by or on behalf of the Borrower in connection herewith;

          "Loans" means U.S. Base Rate Loans and Libor Loans;

          "Majority Lenders" means, prior to the occurrence of an Event of Default, any Lender or group of Lenders having Pro-Rata Shares, in aggregate, of fifty-one (51%) or more and, after the occurrence of an Event of Default, any Lender or group of Lenders having Borrowings, in aggregate, of fifty-one percent (51%) or more of the total Borrowings then outstanding;

          "Margin" means, at any time, a margin, expressed as a per annum rate of interest based on a year of three hundred and sixty-five (365) days in the case of U.S. Base Rate Loans or three hundred and sixty (360) days in the case of Libor Loans, payable to the Lenders with respect to Loans equal to the rate set out in the following table opposite the applicable rating category assigned by the applicable Rating Agency to the long term senior unsecured and unsubordinated debt of Petro-Canada from time to time:

	One	Two	Three	Four	Five
Rating Category (Moody's/S&P)	A3/A- or higher	Baa1/BBB+	Baa2/BBB	Baa3/BBB-	Lower than Baa3/BBB- or unrated
Libor Loans	45 bps	50 bps	60 bps	95 bps	120 bps
U.S. Base Rate Loans	nil	nil	nil	nil	20 bps

  provided that:

    (a)
    if at any time the long term senior unsecured and unsubordinated debt of Petro-Canada is rated by each Rating Agency and the rating so assigned by one Rating Agency is in a category which is one category higher than the rating assigned by the other Rating Agency, then the Margin shall be the rate opposite the higher of the categories so assigned and if the rating so assigned by one Rating Agency is in a category which is more than one category higher than the rating assigned by the other Rating Agency, then the Margin shall be the average of the rates opposite each such category so assigned; and

    (b)
    the Margin shall increase from and after the first anniversary of the initial advance under the Credit Facility by 25 bps and by a further 25 bps from and after the fifteenth (15th) month anniversary of the initial advance under the Credit Facility, subject to adjustment to take into account the circumstances described in paragraph (a) above;

          "Material Adverse Effect" means a material adverse effect on the ability of Petro-Canada (including by reason of a material adverse change in the financial condition of a Designated Subsidiary) or of the Borrower, as applicable, to perform any of its financial obligations hereunder;

          "Maturity Date" means the date which is eighteen (18) months after the initial advance under the Credit Facility;

          "Merger Agreement" means the Agreement and Plan of Merger dated as of June 9, 2004 by and among PCUSH, AcquisitionCo and Prima;

          "Miscellaneous Encumbrances" means Security Interests on property of the Borrower or Petro-Canada or any Designated Subsidiary which are not otherwise Permitted Encumbrances described in paragraphs (a) through (v) of the definition of Permitted Encumbrances and, if so described in paragraphs (m) or (v) of such definition and notwithstanding the threshold amount attributable thereto is exceeded, the Security Interest described in paragraphs (m) or (v) of such definition; provided that the aggregate amount of indebtedness and liabilities or other obligations secured by all such Security Interests, exclusive of such threshold amounts, is not at any time in excess of 10% of Consolidated Net Tangible Assets and that such Security Interests do not attach generally to all or substantially all of the property of the Borrower or Petro-Canada or any Designated Subsidiary, as the case may be, such as a floating charge or similar type Security Interest on all or substantially all of the assets of the Borrower or Petro-Canada or any Designated Subsidiary;

          "Moody's" means Moody's Investors Service Inc. and its successors;

          "Non-Excluded Taxes" means any Taxes other than net income, gains, capital or franchise taxes imposed with respect to the Administrative Agent or any Lender by the governmental authority under the laws of which the Administrative Agent or such Lender, as applicable, is organized or in which it maintains its applicable lending office;

          "Non-Recourse Debt" means, at any particular time, in respect of any person:

    (a)
    Indebtedness for Borrowed Money incurred by the person to finance all or part of the costs of acquisition, development, construction, exploitation, improvement or operation of any property or assets of the person; or

    (b)
    proceeds received by the person under a Production Payment;

  in each case where at such particular time the recourse of the lender thereof or purchaser thereunder, as the case may be, or any agent, trustee, receiver or other person acting on behalf of the lender or purchaser, as the case may be, in respect of such indebtedness, obligation or Production Payment or any judgment in respect thereof is limited in all circumstances to:

      (i)
      the property or assets acquired, developed, constructed, exploited, improved or operated or to which the Production Payment relates and in respect of which such indebtedness, obligation or Production Payment has been incurred;

      (ii)
      any and all facilities relating to such other property or assets and forming an integral and direct part of the same project, venture or other arrangement of which such property or assets forms an integral and direct part, whether or not such facilities are in whole or in part located (or from time to time located) at or on any such property; and

      (iii)
      the receivables, inventory, equipment, chattel payables, contracts, intangibles and other assets, rights or collateral directly connected with such property or assets and the proceeds thereof;

  other than recourse (which shall be on an unsecured basis) against the other property or assets of the person for a breach of representations and warranties or non-financial covenants made by such person in connection with such indebtedness, obligation or Production Payment to the extent such representations and warranties or non-financial covenants are customarily given in similar type financings;

          "Non-U.S. Lender" means any Lender that is not a "United States person", as defined under section 7701(a)(30) of the Code;

          "Note" has the meaning given to it in Section 4.6(b);

          "Offer" means the Offer to Purchase for Cash All Outstanding Shares of Common Stock of Prima Energy Corporation at U.S. $39.50 Net Per Share made by AcquisitionCo dated June 23, 2004, as amended, increased, varied or extended from time to time;

          "Other Taxes" means any and all stamp, documentary or similar taxes, or any other excise or property taxes or similar levies that arise on account of any payment being or being required to be made hereunder or under any Note or from the execution, delivery, registration, recording or enforcement of this Agreement or any Loan Document;

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA;

          "PCUSH" means Petro-Canada (US) Holdings Ltd., a corporation incorporated under the laws of the State of Delaware and having its principal office in Wilmington, Delaware;

          "Pension Plan" means a "pension plan," as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA;

          "Permitted Assignee" has the meaning given to it in Section 12.1;

          "Permitted Encumbrances" means any of the following:

    (a)
    Security Interests for taxes, assessments or governmental charges which are not due or delinquent, or the validity of which the Borrower or Petro-Canada or any Designated Subsidiary is contesting in good faith, provided that the Borrower or Petro-Canada has established adequate reserves in accordance with GAAP for the payment of any such amount if and to the extent required by GAAP;

    (b)
    the Security Interests of any judgment rendered, or claim filed, against the Borrower or Petro-Canada or any Designated Subsidiary which the Borrower or Petro-Canada or any such Designated Subsidiary is contesting in good faith, provided that the Borrower or Petro-Canada has established adequate reserves in accordance with GAAP for the payment of any such amount if and to the extent required by GAAP;

    (c)
    Security Interests imposed or permitted by law such as carriers' liens, builders' liens, materialmens' liens and other liens, privileges or other charges of a similar nature which relate to obligations not due or delinquent or, if due or delinquent, any lien, privilege or charge which the Borrower or Petro-Canada or any Designated Subsidiary is contesting in good faith, provided that the Borrower or Petro-Canada has established adequate reserves in accordance with GAAP for the payment of any such amount if and to the extent required by GAAP;

    (d)
    Security Interests arising in the ordinary course of and incidental to construction or current operations which have not been filed pursuant to law against the Borrower or Petro-Canada or any Designated Subsidiary or in respect of which no steps or proceedings to enforce such Security Interests have been initiated or which relate to obligations which are not due or delinquent or, if due or delinquent or if a filing or proceeding in respect thereof has been made or initiated, any Security Interest which the Borrower or Petro-Canada or such Designated Subsidiary is contesting in good faith, provided that the Borrower or Petro-Canada has established adequate reserves in accordance with GAAP for the payment of any such amount if and to the extent required by GAAP;

    (e)
    Security Interests incurred or created in the ordinary course of business and in accordance with sound oil and gas industry practice in the jurisdiction in which the business is being conducted in respect of the joint operation of oil and gas properties or related production or processing facilities as security in favour of any other person conducting or liable for the development, operation, abandonment or reclamation of the property to which such liens relate, for the Borrower's or Petro-Canada's or any Designated Subsidiary's portion of the costs and expenses of such development, operation, abandonment or reclamation, provided that such costs or expenses are not due or delinquent or, if due or delinquent, any Security Interests which the Borrower or Petro-Canada or any such Designated Subsidiary shall be contesting in good faith, provided that the Borrower or Petro-Canada has established adequate reserves in accordance with GAAP for the payment of any such amount if and to the extent required by GAAP;

    (f)
    overriding royalty interests, net profit interests, reversionary interests and carried interests or other similar burdens on production in respect of the Borrower's or Petro-Canada's or any Designated Subsidiary's oil and gas properties (including Crown royalties whether imposed by law or granted by contract) that are entered into with or granted to arm's length third parties or to the Borrower or Petro-Canada or any Designated Subsidiary in the ordinary course of business and in accordance with sound oil and gas industry practice in the jurisdiction in which the business is being conducted;

    (g)
    Security Interests for penalties arising under non-participation provisions of operating agreements in respect of the Borrower's or Petro-Canada's or any Designated Subsidiary's oil and gas properties if such Security Interests would not reasonably be expected to have a Material Adverse Effect;

    (h)
    easements, rights-of-way, servitudes, zoning or other similar rights or restrictions in respect of land held by the Borrower or Petro-Canada or any Designated Subsidiary (including, without limitation, rights-of-way and servitudes for railways, sewers, drains, pipe lines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

    (i)
    Security Interests arising in connection with workers' compensation, unemployment insurance, pension and employment or similar laws or regulations;

    (j)
    Security Interests in favour of a public utility or any municipality or governmental or other public authority when required by such public utility or municipality or other governmental authority in the ordinary course of the business of the Borrower or Petro-Canada or any Designated Subsidiary in connection with operations of the Borrower or Petro-Canada or any such Designated Subsidiary which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

    (k)
    the right reserved to or vested in any governmental body by the terms of any lease, license, grant or permit or by any statutory or regulatory provision to terminate any such lease, license, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

    (l)
    all reservations in the original grant from the Crown or any other governmental body of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;

    (m)
    Risk Management Liens in an amount not exceeding in the aggregate Cdn. $75,000,000 or the Equivalent Amount in any other currency;

    (n)
    Security Interests in cash or marketable securities of the Borrower or Petro-Canada or any Designated Subsidiary granted in favour of any exchange recognized for the purposes of the Securities Act (Alberta) pursuant to the normal requirements of such exchange;

    (o)
    Security Interests existing on any property or assets owned by a Subsidiary at the time such Subsidiary becomes a Designated Subsidiary, provided such Security Interests:

    (i)
    existed prior to the Subsidiary becoming a Designated Subsidiary;

    (ii)
    are not created in contemplation of the Subsidiary becoming a Designated Subsidiary;

    (iii)
    do not extend or attach to any assets of Petro-Canada or any other Designated Subsidiary; and

    (iv)
    are released in their entirety within 180 days of the Subsidiary becoming a Designated Subsidiary or, if not so released, otherwise constitute a Permitted Encumbrance;

    (p)
    Security Interests existing on any property or assets owned by a person at the time such person becomes a Subsidiary, provided such Security Interests:

    (i)
    existed prior to the person becoming a Subsidiary;

    (ii)
    are not created in contemplation of the person becoming a Subsidiary; and

    (iii)
    do not extend or attach to any assets of the Borrower or Petro-Canada or any other Subsidiary;

    (q)
    rights of first refusal (to the extent the same constitute a Security Interest) in favour of any person granted in the ordinary course of business with respect to all or any of the oil and gas properties of the Borrower or Petro-Canada or any Designated Subsidiary;

    (r)
    Security Interests the satisfaction of which has been provided for by deposit with the Agent of cash or a surety bond or other security satisfactory to the Agent in an amount sufficient to pay such portion of the liability secured by such Security Interests as the Agent may reasonably require;

    (s)
    Security Interests in respect of Non-Recourse Debt of the Borrower or Petro-Canada or any Designated Subsidiary;

    (t)
    any amounts deposited in trust as described in the exclusion set forth in paragraph (viii) of the definition of Consolidated Debt;

    (u)
    undetermined or inchoate liens, privileges, preferences and charges incidental to current operations which have not at such time been filed pursuant to law against such person's property or assets or which relate to obligations not due or delinquent;

    (v)
    Purchase Money Mortgages, provided that the Purchase Money Obligations (other than those which are Non-Recourse Debt) secured thereby do not exceed, in the aggregate, Cdn. $250,000,000 or the Equivalent Amount in any other currency;

    (w)
    Miscellaneous Encumbrances;

    (x)
    Security Interests in favour of the Borrower or Petro-Canada or any Designated Subsidiary provided by other than Petro-Canada or the Agent in its capacity as such hereunder;

    (y)
    an extension, renewal or replacement of any Security Interest permitted under paragraphs (a) to (t) hereof or of any indebtedness secured thereby, provided that any such extension, renewal or replacement Security Interest does not secure repayment of an amount in excess of any principal amount of indebtedness outstanding with respect thereto immediately prior to such extension, renewal or replacement and that such extension, renewal or replacement is limited to all or a part of the property which was subject to the Security Interest so extended, renewed or replaced and the proceeds thereof; and

    (z)
    any Security Interest from time to time disclosed by the Borrower or Petro-Canada or any Designated Subsidiary to the Agent and which is consented to by the Majority Lenders;

  provided that nothing in this definition shall, in and of itself, constitute or be deemed to constitute an agreement or acknowledgment by the Agent or any Lender that the indebtedness subject to or secured by any such Permitted Encumbrance ranks (apart from the effect of any Security Interest included in or inherent in any such Permitted Encumbrance) in priority to the indebtedness of the Borrower or Petro-Canada hereunder;

          "Permitted Title Defects" means, in respect of any asset or property of the Borrower or Petro-Canada or any Designated Subsidiary, the following defects in its title thereto:

    (a)
    Permitted Encumbrances;

    (b)
    title defects or irregularities which impair the use of the asset or property for the purposes for which it is held, or impair its saleability, or cause a disruption or reduction in the production or cash flow (if any) associated therewith; provided that, in the aggregate, such title defects or irregularities do not have or would not reasonably be expected to have a Material Adverse Effect; and

    (c)
    title defects which are disclosed to and expressly consented to by the Majority Lenders as constituting Permitted Title Defects hereunder, such consent not to be unreasonably withheld;

          "Petro-Canada" means Petro-Canada, a corporation incorporated under the laws of Canada, having its principal office in Calgary, Alberta, Canada;

          "Prima" means Prima Energy Corp., a corporation incorporated under the laws of the State of Delaware and having its principal office in Denver, Colorado;

          "Pro-Rata Share" means, for each Lender, the proportion that such Lender's Commitment bears to the Total Commitment;

          "Production Payment" means:

    (a)
    the sale or other transfer of any petroleum substances, whether in place or when produced, for a period of time until, or of an amount such that, the purchaser will realize therefrom a specified amount of money (however determined, including by reference to interest rates or other factors which may not be fixed) or a specified amount of such products; or

    (b)
    any other interest in property of the character commonly referred to as a "production payment";

          "Purchase Money Mortgage" means a Security Interest created, issued or assumed by the Borrower or Petro-Canada or a Subsidiary which secures a Purchase Money Obligation, provided that such Security Interest is limited to the property and assets (including the rights associated therewith and any proceeds thereof) acquired, constructed, installed or improved in connection with such Purchase Money Obligation and any Security Interest existing on any property or assets at the time such property or assets are acquired by the Borrower or any Subsidiary;

          "Purchase Money Obligation" means indebtedness of the Borrower or Petro-Canada or a Subsidiary incurred or assumed to finance the purchase, in whole or in part, of any property or incurred to finance the cost, in whole or in part, of construction or installation of, or improvement to any property, provided, however, that such indebtedness is incurred or assumed at the time of or within one hundred and eighty (180) days after the purchase of such property or the completion of such construction, installation or improvement, as the case may be, and includes any extension, renewal or refinancing of any such indebtedness so long as the principal amount thereof outstanding at the date of such extension, renewal or refinancing is not increased but excludes obligations under Capital Leases and operating leases;

          "Rating Agency" means either of Moody's or S&P;

          "Register" has the meaning given to it in Section 12.1;

          "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, leeching or migration of any contaminant in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any contaminant), or in, into or out of any vessel or facility, including the movement of any contaminant through the air, soil, subsoil, surface, water, ground water, rock formation or otherwise;

          "Remaining Lenders" has the meaning given to it in Section 11.17;

          "Risk Management Liens" means any Security Interest on cash or marketable securities of the Borrower or Petro-Canada or a Designated Subsidiary granted in connection with any foreign exchange, interest rate or commodity price risk management agreements, including Swaps, or in connection with physical delivery commodity price risk management agreements provided that:

    (a)
    if such Security Interest is granted in connection with any foreign exchange, interest rate or commodity price risk management agreements, including Swaps, such Security Interest only secures such foreign exchange, interest rate or commodity price risk management agreements, or if such Security Interest is granted in connection with such physical delivery commodity price risk management agreements, such Security Interest only secures the obligations of the Borrower or Petro-Canada or a Designated Subsidiary to deliver the subject commodity or to make a payment at a future date pursuant to such arrangements and the Borrower or Petro-Canada, as the case may be, reasonably expects the Borrower or Petro-Canada or such Designated Subsidiary to produce sufficient commodities in the ordinary course of business equal to or greater than the amount of production subject to such physical delivery price risk management arrangements; and

    (b)
    the obligations secured by such Security Interest are not due or delinquent or, if due or delinquent, the Borrower or Petro-Canada or such Designated Subsidiary is contesting payment of such obligations in good faith;

          "Rollover" means a confirmation of a Libor Loan for a new Libor Interest Period pursuant to Section 3.8;

          "Rollover Date" means a Business Day that the Borrower has notified the Agent at the Agent's Branch of Account as the date on which a Rollover will take effect;

          "Rollover Notice" means a notice of a Rollover substantially in the form of Schedule E;

          "S&P" means Standard & Poor's, a division of McGraw-Hill Companies, Inc., and its successors;

          "Security Interest" means any assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement (excluding Capital Leases and operating leases) or any other security interest whatsoever, howsoever created or arising, whether fixed or floating, legal or equitable, perfected or not;

          "Subsidiary" means:

    (a)
    a corporation of which another person alone or in conjunction with its other Subsidiaries owns an aggregate number of Voting Shares sufficient to enable the election of a majority of the directors regardless of the manner in which other Voting Shares are voted;

    (b)
    a corporation of which another person alone or in conjunction with its other Subsidiaries has, through the operation of any agreement or otherwise, the ability to elect or cause the election of a majority of the directors or otherwise exercise control over the management and policies of such corporation; and

    (c)
    any partnership of which at least a majority of the outstanding income or capital interests and at least a majority of the voting interests are owned by a person alone or in conjunction with its other Subsidiaries;

  and shall include any person in like relation to a Subsidiary. Unless otherwise specifically indicated herein, "Subsidiary" refers to a Subsidiary of Petro-Canada and includes, for greater certainty, each Designated Subsidiary;

          "Successor" has the meaning given to it in Section 8.1(y);

          "Swaps" means any transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, forward sale, exchange traded futures contract or any other similar transaction (including any option with respect to any of these transactions or any combination of these transactions);

          "Tax Refund" has the meaning given to it in Section 6.3(g);

          "Taxes" means any and all income, stamp or other taxes, duties, levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, and all interest, penalties or similar liabilities with respect thereto;

          "Total Commitment" means the aggregate of the Commitments of each of the Lenders, as hereafter increased, decreased, cancelled or terminated from time to time pursuant to this Agreement, not to exceed U.S. $400,000,000;

          "Transaction" has the meaning given to it in Section 8.1(y);

          "U.S. Base Rate" means, with respect to U.S. Base Rate Loans, the greater of:

    (a)
    the annual rate of interest announced from time to time by the Agent as being its reference rate then in effect for determining interest rates on U.S. Dollar denominated commercial loans made by the Agent in the United States; and

    (b)
    a rate of interest per three hundred and sixty-five (365) day period equal to the Fed Funds Rate plus one-half of one percent (1/2%);

  provided that, if the rates of interest in (a) and (b) above are equal, then the "U.S. Base Rate" shall be the rate specified in (a) above;

          "U.S. Base Rate Loans" means the advances in U.S. Dollars made available by the Lenders to the Borrower pursuant to either Section 3.3 or 3.7 and on which the Borrower has agreed to pay interest in accordance with Section 5.1;

          "U.S. Dollars" and the symbol "U.S. $" each means lawful money of the United States of America;

          "Utilization Fees" has the meaning given to it in Section 5.3;

          "Voting Shares" means capital stock of any class of any corporation which carries voting rights to elect the board of directors under all circumstances; and

          "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

        1.2    Headings and Table of Contents

        The headings, the table of contents and the Article and Section titles are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

        1.3    References

        Unless something in the subject matter or context is inconsistent therewith, all references to Sections, Articles and Schedules are to Sections, Articles and Schedules to this Agreement. The words "hereto", "herein", "hereof", "hereunder" and similar expressions mean and refer to this Agreement.

        1.4    Rules of Interpretation

        In this Agreement, unless otherwise specifically provided, the singular includes the plural and vice versa, "month" means calendar month, "quarter" means calendar quarter, "person" includes any individual, firm, partnership, company, trust, corporation, government, governmental body, agency or instrumentality, unincorporated body of persons or association, "includes" and "including" mean "includes (or including) without limitation", "in writing" or "written" includes printing, typewriting, or any electronic means of communication capable of being visibly reproduced at the point of reception, including telex, facsimile, telegraph or electronic mail and "financial institution" includes any commercial or investment bank, trust company, insurance company, credit union, savings and loan association and any government-owned entity (such as Alberta Treasury Branches and Export Development Canada) which from time to time extends credit on terms and conditions similar to any of the foregoing but excludes any loan fund or similar investment fund or entity formed to invest in loans, however organized, including any fund or entity having as an investment objective the acquisition of debt, the payment of which is in default unless such fund or entity is an Affiliate of a Lender.

        1.5    Generally Accepted Accounting Principles

        All financial statements required to be furnished by the Borrower to the Lenders hereunder shall be prepared in accordance with Generally Accepted Accounting Principles consistently applied. Each accounting term used in this Agreement, unless otherwise defined herein, has the meaning assigned to it under Generally Accepted Accounting Principles consistently applied and reference to any balance sheet item, statement of income and retained earnings item or statement of cash flows or changes in cash position item means such item as computed from the applicable financial statement prepared in accordance with Generally Accepted Accounting Principles consistently applied.

        1.6    Time

        Unless otherwise provided herein, all references to a time in this Agreement shall mean local time in Chicago, Illinois.

        1.7    Payment for Value

        All payments required to be made hereunder shall be made for value on the required day in same day immediately available funds.

        1.8    Incorporation of Schedules

        The following schedules are attached to this Agreement and shall, for all purposes of this Agreement, form an integral part of it:

Schedule A	Notice of Borrowing, Repayment, Prepayment or Cancellation of Commitment
Schedule B	Conversion Notice
Schedule C	Rollover Notice
Schedule D	Compliance Certificate
Schedule E	Lender Assignment Agreement
Schedule F	ERISA Disclosure

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

        2.1    Representations and Warranties

        Petro-Canada, on behalf of itself and its Subsidiaries (including, without limitation, the Borrower) and the Borrower, on behalf of itself only, represents and warrants to each of the Lenders and the Agent, all of which representations and warranties shall survive the execution and delivery of this Agreement, that as of the date hereof but subject to Sections 2.2 and 7.2:

  (a)
  Partnership Existence of the Borrower:    the Borrower is a general partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly registered and qualified as a general partnership authorized to carry on business under the laws of each jurisdiction in which the nature of any material business conducted by it or the character of any material property and assets owned or leased by it requires such registration and qualification except where failure to obtain and maintain such registration or qualification would not reasonably be expected to have a Material Adverse Effect. As at the date hereof, the only partners in the Partnership are Petro-Canada and 6179568 Canada Inc. and both are general partners therein and Petro-Canada is the managing partner thereof;

  (b)
  Corporate Existence of Petro-Canada:    Petro-Canada is a corporation duly incorporated, validly subsisting and in good standing with respect to the filing of annual returns under the laws of Canada and is duly registered and qualified as a corporation authorized to carry on business under the laws of each jurisdiction in which the nature of any material business conducted by it or the character of any material property and assets owned or leased by it requires such registration and qualification except where failure to obtain and maintain such registration or qualification would not reasonably be expected to have a Material Adverse Effect;

  (c)
  Existence of Designated Subsidiaries:    each Designated Subsidiary is a corporation or partnership duly incorporated or created, as applicable, validly subsisting under the laws of its jurisdiction of incorporation or creation, as applicable, and is duly registered and qualified as a corporation, limited liability company or partnership authorized to carry on business under the laws of each jurisdiction by which the nature of any material business conducted by it or the character of any material properties or assets owned or leased by it requires such registration and qualification except where failure to obtain and maintain such registration or qualification would not reasonably be expected to have a Material Adverse Effect;

  (d)
  Power to Carry on Business:    the Borrower, Petro-Canada, each Designated Subsidiary and, in respect of the Acquisition, each Subsidiary of Petro-Canada utilized to effect the Acquisition, has full corporate, limited liability company or partnership power and capacity to own its properties and assets and conduct its business as presently conducted, including, without limitation, such business as relates to the Acquisition;

  (e)
  Authority:    the execution and delivery by the Borrower, Petro-Canada and each Subsidiary of each Loan Document and each Acquisition Document to which, in each case, it is a party:

  (i)
  has been or will be, when executed and delivered, duly authorized by all necessary corporate, limited liability company or partnership action;

  (ii)
  is within its corporate, limited liability company or partnership power and capacity;

  (iii)
  will not violate any provision of law or of its constitutional documents or by-laws or, in the case of the Borrower and any other Subsidiary which is a partnership, the partnership agreement of such partnership;

  (iv)
  will not result in the breach of or constitute a default or require any consent under, or result in the creation of any Security Interest (other than a Permitted Encumbrance) upon any of its property or assets, pursuant to any indenture or other agreement or instrument to which it is a party or by which it or its property or assets may be bound or affected; and

  (v)
  does not require any material license, consent or approval of or advance notice to or advance filing with any governmental agency or regulatory authority other than those which have already been obtained and are in full force and effect;

  (f)
  Execution and Delivery of Documents:    each Loan Document and each Acquisition Document to which the Borrower, Petro-Canada or any Subsidiary is a party has been or will be, when executed and delivered, duly executed and delivered by the Borrower, Petro-Canada or such Subsidiary, as the case may be;

  (g)
  Enforceability:    each Loan Document and each Acquisition Document to which the Borrower, Petro-Canada or any Subsidiary is a party is, or will be when executed and delivered, a legal, valid and binding obligation of the Borrower, Petro-Canada and any such Subsidiary, as the case may be, enforceable against the Borrower, Petro-Canada and any such Subsidiary, as the case may be, in accordance with its terms, subject only to the discretion that a court may exercise in granting of equitable remedies and any limitation under laws relating to bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by moratorium laws from time to time in effect;

  (h)
  Financial Condition:    the most recent audited consolidated financial statements of Petro-Canada provided to the Agent (being on the Effective Date those for the Fiscal Year ended December 31, 2003) as required pursuant to Section 8.1(n);

  (i)
  fairly present in all material respects the financial condition of Petro-Canada on a consolidated basis as at the date thereof and the results of its operations for the period covered thereby; and

  (ii)
  have been prepared in accordance with Generally Accepted Accounting Principles consistently applied;

  (i)
  Litigation:    there are no suits or proceedings (including proceedings by or before any arbitrator, government commission, board, bureau or other administrative agency) pending or, to the knowledge of the Borrower or Petro-Canada, as the case may be, threatened against or affecting the Borrower, Petro-Canada, any Designated Subsidiary or AcquisitionCo which would reasonably be expected to have a Material Adverse Effect;

  (j)
  Compliance with Laws and Contracts:    the Borrower, Petro-Canada and each Designated Subsidiary is in compliance with all federal, provincial, state and local laws, statutes and regulations applicable to them and all contracts, agreements and employee benefit plans to which they are respectively a party except, in each case, to the extent failure to so comply does not and would not reasonably be expected to have a Material Adverse Effect. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Security Interest under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule N hereto, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA which would reasonably be expected to have a Material Adverse Effect;

  (k)
  Environmental Matters:    the Borrower, Petro-Canada and each Designated Subsidiary has obtained all permits, licenses and other authorizations which are required under Environmental Laws in order to own, lease or operate its properties and assets as presently owned, leased or operated by it and to conduct its business as presently conducted by it, except to the extent failure to have any such permit, license or authorization has not had and would not reasonably be expected to have a Material Adverse Effect; and the Borrower, Petro-Canada and each such Designated Subsidiary is in compliance with all Environmental Laws and all terms and conditions of all such permits, licenses and authorizations except to the extent failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect;

  (l)
  Events of Default:    no Default or Event of Default has occurred which is continuing;

  (m)
  Title to Assets:    subject only to Permitted Title Defects, the Borrower, Petro-Canada and each Designated Subsidiary has good and marketable title to all assets and properties owned or purported to be owned by it, except to the extent that the absence thereof would not reasonably be expected to have a Material Adverse Effect, and, except for Permitted Encumbrances, such assets and properties are not subject to any Security Interest;

  (n)
  Taxes:    the Borrower, Petro-Canada and each Designated Subsidiary has filed all income tax returns which were required to be filed by it, has paid or made provision for payment of all amounts in respect of Taxes (including interest and penalties), except to the extent failure to do so would not have a Material Adverse Effect, and, to the extent payment of any such Taxes is being contested by it, has established adequate reserves in accordance with GAAP for the payment of any such Tax, if, and to the extent, required by GAAP;

  (o)
  Insurance:    the Borrower, Petro-Canada or the applicable Designated Subsidiary has in full force and effect such policies of insurance in such amounts issued by insurers of recognized standing covering the material properties and operations of the Borrower, Petro-Canada and each such Designated Subsidiary including, without limitation, their respective oil and gas properties and related production facilities, as are available to the Borrower, Petro-Canada or the applicable Designated Subsidiary on commercially reasonable terms and are customarily maintained by persons of comparable size and financial standing to the Borrower, Petro-Canada and its Designated Subsidiaries engaged in the same or similar business in the localities where their properties and operations are located except to the extent failure to have such policies of insurance in place would not reasonably be expected to have a Material Adverse Effect;

  (p)
  Ownership:    as at the date hereof, Petro-Canada (or one or more Subsidiaries of Petro-Canada of which Petro-Canada owns, directly or indirectly, all of the share capital, partnership interests or other equity interests, as the case may be) owns all of the share capital, partnership interests or other equity interests, as the case may be, of the Borrower, AcquisitionCo and each Designated Subsidiary;

  (q)
  Ranking with Other Debt:    all payment obligations of the Borrower and Petro-Canada hereunder rank at least pari passu in right of payment with the other most senior unsecured and unsubordinated Indebtedness for Borrowed Money of the Borrower and Petro-Canada, as the case may be;

  (r)
  Investment Company Act:    neither the Borrower nor Petro-Canada is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended; and

  (s)
  Public Utility Holding Company Act:    neither the Borrower nor Petro-Canada is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        2.2    Deemed Representation and Warranty

        Each request by the Borrower for Borrowings (except by way of Conversion or Rollover) shall be deemed to be a representation and warranty by the Borrower and Petro-Canada to the Lenders that the representations and warranties referred to in Section 7.2(a)(ii) are, as of the date of such request, and will be, as of the applicable Drawdown Date, true and correct in all respects as of such date and that as of the date of such request and as of the applicable Drawdown Date, there exists no Default or Event of Default, in each case except to the extent that the Borrower discloses otherwise to the Lenders in writing at the time of making such request.

ARTICLE 3
THE CREDIT FACILITY

        3.1    Obligations of Each Lender

        Relying on each of the representations and warranties set out in Article 2 and subject to the terms and conditions of this Agreement, each Lender agrees to make Accommodations available to the Borrower up to the amount of its Commitment, in each case commencing on the Effective Date and ending on the Maturity Date or sooner as herein provided, by way of the advance of Loans by each such Lender.

        The Credit Facility is a non-revolving credit facility and Borrowings may not be repaid and reborrowed, provided that the Borrower may effect Conversions and Rollovers thereunder as provided for herein. The Credit Facility may be availed in up to four separate advances, provided that the initial advance thereunder must be made on or before October 6, 2004 failing which the Credit Facility shall be automatically terminated. If the initial advance under the Credit Facility is made on or before October 6, 2004, the undrawn portion of the Total Commitment will be automatically cancelled at 4:00 p.m. (Chicago time) on the 120th day after the initial advance is made under the Credit Facility.

        A Lender shall not have any obligation to make any Loans at any time if, after giving effect thereto, the Borrowings from such Lender would exceed the Commitment of such Lender.

        3.2    Purpose

        Borrowings shall only be used by the Borrower for the purposes of providing, directly or indirectly, financial assistance to AcquisitionCo to enable it to complete the Acquisition and pay fees and expenses reasonably related thereto, including fees and expenses related to the Credit Facility. The Borrower covenants that no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X.

        3.3    Borrowings

        Subject to the provisions of this Agreement, the Borrower may borrow by way of Accommodations from each Lender up to such Lender's Commitment:

  (a)
  U.S. Base Rate Loans:    by way of U.S. Base Rate Loans from the Lenders in minimum aggregate amounts of at least U.S. $5,000,000 and in multiples of U.S. $1,000,000 thereafter upon same day prior written notice for amounts less than or equal to U.S. $10,000,000 and upon at least one (1) Business Day prior written notice for amounts greater than U.S. $10,000,000; and

  (b)
  Libor Loans:    by way of Libor Loans from the Lenders in minimum aggregate amounts of at least U.S. $10,000,000 and multiples of U.S. $1,000,000 thereafter upon at least three (3) Business Days prior written notice;

each such notice to be given to the Agent at the Agent's Branch of Account by Noon (Chicago time) on the day such notice is to be given and to be substantially in the form of Schedule A hereto, except where no more than same day prior written notice is required to be given in which case notice must be given by 12:00 (noon) (Chicago time).

        3.4    Selection of Libor Interest Periods

        If the Borrower elects to borrow by way of a Libor Loan pursuant to Section 3.3, elects to convert a U.S. Base Rate Loan into a Libor Loan pursuant to Section 3.7 or elects to Rollover a Libor Loan pursuant to Section 3.8, the Borrower shall, prior to the beginning of the Libor Interest Period applicable to such Libor Loan, in accordance with the same period of notice required for the initial drawdown of a Libor Loan as set forth in Section 3.3, select and notify the Agent at the Agent's Branch of Account in writing, of the Libor Interest Period (which shall begin and end on a Business Day) applicable to such Libor Loan.

        3.5    Notice of Repayment

        The Borrower shall give the Agent, at the Agent's Branch of Account, prior written notice of each repayment of Borrowings in accordance with the same period of notice required pursuant to Section 3.3 for the initial drawdown of the basis of Borrowing being repaid, such notice to be substantially in the form of Schedule A. Notwithstanding the foregoing, a Libor Loan shall, subject to Section 10.5, only be repaid on the last day of the Libor Interest Period related thereto.

        3.6    Pro-Rata Treatment of Borrowings

  (a)
  Pro-Rata Borrowings.    Each Accommodation shall be made available by each Lender and all repayments and reductions in respect thereof shall be made and applied in a manner so that the proportion of Borrowings outstanding to each Lender will, to the extent possible, thereafter be in the same proportion as the Pro-Rata Share of such Lender. The Agent is authorized by the Borrower and each Lender to determine, in its discretion, acting reasonably, the amount of Borrowings to be made available by each Lender and the application of repayments and reductions of Borrowings to give effect to the provisions of this Section 3.6(a) and Section 6.2; provided that no Lender shall, as a result of any such determination, have Borrowings outstanding in an amount which is in excess of the amount of its Commitment.

  (b)
  Agent's Discretion on Allocation.    In the event it is not practicable to allocate each basis of Borrowing in accordance with Section 3.6(a) by reason of the occurrence of circumstances described in Section 10.2 or Section 10.3, the Agent is authorized by the Borrower and each such Lender to make such allocation as the Agent determines in its discretion, acting reasonably, may be equitable in the circumstances but no Lender shall, as a result of any such allocation, have Borrowings outstanding in an amount which is in excess of the amount of its Commitment.

  (c)
  Further Assurances by Borrower.    To the extent reasonably possible, the Borrower and each Lender agrees to be bound by and to do all things necessary or appropriate to give effect to the provisions of this Section 3.6.

        3.7    Conversions

        The Borrower may, during the term of this Agreement, upon giving the Agent at the Agent's Branch of Account a Conversion Notice in accordance with the period of prior notice and other requirements set out in Section 3.3 (other than delivery of a notice in the form of Schedule A) in respect of the type of Loan to which any Loan is being converted, convert any Loan to another type of Loan. Notwithstanding the foregoing, a Libor Loan may be converted only on the last day of the Libor Interest Period applicable to such Libor Loan or on any other day if the Borrower pays all amounts payable in respect thereof pursuant to Sections 10.5. If the requested conversion is either from or into Libor Loans, then:

  (a)
  if a Default has occurred and is continuing, the Borrower, without limiting its rights to convert any Libor Loan into a U.S. Base Rate Loan, shall only be entitled to request a conversion into a Libor Loan with a Libor Interest Period of one (1) month unless the Agent, in its discretion acting reasonably, otherwise permits; and

  (b)
  if an Event of Default has occurred and is continuing, such conversion shall not be permitted unless the Agent in its discretion otherwise agrees and all Libor Loans in respect of which any such conversion has been requested shall be converted to a U.S. Base Rate Loan on the last day of the Libor Interest Period applicable thereto.

        3.8    Rollovers

        The Borrower may, during the term of this Agreement, rollover all or any portion of a Libor Loan for an additional Libor Interest Period subsequent to the initial or any subsequent Libor Interest Period, upon giving the Agent at the Agent's Branch of Account a Rollover Notice in accordance with the period of notice and other requirements set out in Section 3.3 applicable to Libor Loans (other than delivery of a notice in the form of Schedule A), unless immediately prior to the commencement of any subsequent Libor Interest Period, a Default or an Event of Default shall have occurred and be continuing, in which event the Borrower shall, in the case of a Default, shall only be entitled to request a Libor Interest Period of one (1) month unless the Agent, in its discretion acting reasonably, otherwise permits and, in the case of an Event of Default, shall be deemed to have converted any Libor Loan to a U.S. Base Rate Loan pursuant to Section 3.7 on the last day of the Libor Interest Period applicable thereto unless the Agent in its discretion acting reasonably, otherwise permits. In the event a Rollover Notice in respect of an existing Libor Loan is not given pursuant to this Section 3.8 or a Conversion Notice in respect of such existing Libor Loan is not given pursuant to Section 3.7, any such Libor Loan shall be converted to a U.S. Base Rate Loan on the last day of the Libor Interest Period applicable to such existing Libor Loan.

        3.9    Notices Irrevocable

        All notices delivered by the Borrower hereunder shall be irrevocable and shall oblige the Borrower, the Agent and the Lenders to take the action contemplated on the date specified therein.

ARTICLE 4
REPAYMENT AND PREPAYMENT

        4.1    Reduction of Commitment and Repayment of Borrowings

        On the Maturity Date, the Borrower shall repay all Borrowings then outstanding to each Lender and the Total Commitment and the Commitment of each Lender shall be reduced to zero. The Borrower shall ensure that all Libor Loans forming a part of Borrowings mature on or before the Maturity Date.

        4.2    Mandatory Prepayments

        The Borrower agrees that for so long as any Borrowings remain outstanding, the Borrower will make mandatory prepayments of Borrowings (with a corresponding reduction in the Total Commitment and the Commitment of each Lender) from the following:

  (a)
  100% of the net cash proceeds ("Debt Proceeds") from any Indebtedness for Borrowed Money (including for this purpose securitization programs, other than rollovers of existing securitization programs existing on the date of execution of this Agreement or expansions of existing securitization programs to an amount not exceeding $500,000,000) created or incurred by Borrower, Petro-Canada or any Subsidiary in excess of Cdn. $100,000,000, in aggregate, other than:

  (i)
  Indebtedness for Borrowed Money of the Borrower, Petro-Canada and any of its Subsidiaries if the holder of such indebtedness is the Borrower, Petro-Canada or any of its Subsidiaries;

  (ii)
  Non-Recourse Debt and Indebtedness for Borrowed Money of any Subsidiary where no Indebtedness for Borrowed Money of any such Subsidiary has been guaranteed by the Borrower, Petro-Canada or any other Designated Subsidiary of Petro-Canada;

  (iii)
  Indebtedness for Borrowed Money where such indebtedness is issued and outstanding under commercial paper programs or under credit facilities backstopping such commercial paper programs, or a combination thereof;

  (iv)
  Borrowings under the Credit Facility;

  (v)
  Indebtedness for Borrowed Money not exceeding, in the aggregate, Cdn. $1,700,000,000, under the March 18, 2004 Credit Agreement (Canada) and the March 18, 2004 Credit Agreement (International), each between Petro-Canada as borrower, Bank of Montreal as administrative agent and a syndicate of lenders;

  (vi)
  Indebtedness for Borrowed Money under bilateral and syndicated credit facilities not exceeding Cdn. $425,000,000, exclusive of amounts drawn down to backstop commercial paper programs; and

  (vii)
  Purchase Money Obligations and Capital Leases; and

  (b)
  100% of the net cash proceeds ("Equity Proceeds") received by the Borrower or Petro-Canada or any of its Subsidiaries from any offering of any equity securities of the Borrower or Petro-Canada or any of its Subsidiaries (other than the net proceeds from the offering of securities in connection with any employee stock option or purchase plans or dividend reinvestment plan).

        4.3    Cancellation and Prepayment

        The Borrower may, without penalty or premium, at any time during the term of this Agreement upon three (3) Business Days prior written notice substantially in the form of Schedule A, cancel all or any portion of the Total Commitment as determined by the Borrower in its discretion, in minimum amounts equal to the lesser of U.S. $5,000,000 and the remaining balance of such Total Commitment and multiples of U.S. $5,000,000 thereafter if, on or prior to the last day of such notice period, the Borrower has:

  (a)
  in the case of a cancellation of all or part of the Total Commitment, prepaid or otherwise reduced Borrowings outstanding to each Lender in an amount equal to the amount by which Borrowings outstanding to such Lender would otherwise be in excess of such Lender's Commitment immediately after the reduction of the Total Commitment provided for in such notice; and

  (b)
  in the event such cancellation is in respect of all of the Total Commitment, paid all accrued interest and other charges and fees in respect of the Borrowings being repaid or reduced as aforesaid.

Any such notice of cancellation shall be irrevocable and the amount of the Total Commitment and the Commitment of each Lender so cancelled and reduced shall not be reinstated hereunder.

        4.4    Cancellation or Transfer of a Lender's Commitment

        If:

  (a)
  any payment is required to be made by the Borrower to a Lender or Lenders (but not to all of the Lenders) pursuant to Section 6.3;

  (b)
  any Lender or Lenders give(s) notice to the Borrower that Additional Compensation is payable by the Borrower to such Lender or Lenders (but not to all of the Lenders) pursuant to Section 10.2;

  (c)
  a Lender (or Lenders) is (are) affected by the provisions of Section 10.3 or Section 10.4 but not all Lenders are so affected;

  (d)
  a Lender does not provide its consent or agreement to a request by the Borrower for a waiver or amendment which requires the consent of all of the Lenders as provided for in Section 11.12(a);

  (e)
  the Commitment of a Lender and its Affiliates is less than U.S. $10,000,000; or

  (f)
  a Lender fails to provide an Accommodation or Borrowing as and when required hereunder and such failure remains uncured for a period of two (2) Business Days after notice thereof by the Borrower to such Lender;

(any such Lender being called herein the "Affected Lender")

then the Borrower may so long as no Default or Event of Default has occurred and is continuing and without regard to Section 4.3 or limiting any other rights it may have:

  (g)
  upon at least five (5) Business Days prior written notice to the Agent (other than in the case of Section 4.4(f) in which case written notice may be effective immediately), irrevocably cancel all but not part of the Affected Lender's Commitment if on or prior to the last day of such notice period the Borrower has prepaid or otherwise reduced all Borrowings outstanding to such Affected Lender, and paid all accrued interest and other charges and fees in respect of such Borrowings; or

  (h)
  within sixty (60) days of a Lender becoming an Affected Lender, arrange for a replacement lender or lenders (provided that such lender or lenders, if not a Lender, shall be approved by the Agent, such approval not to be unreasonably withheld or delayed) to replace the Affected Lender's Commitment and any such replacement lender shall be novated into this Agreement in the place and stead of the Affected Lender upon payment to the Affected Lender of the amounts referred to in Section 4.4(g) hereof;

provided that, notwithstanding the foregoing, the Borrower may exercise its rights under either Section 4.4(g) and 4.4(h) pursuant to Section 4.4(d) if a Default has occurred and is continuing provided that all Lenders other than the Affected Lender have provided the consent or agreement required pursuant to Section 11.12(a) and that by exercising such rights the Default is cured or waived by all Lenders after giving effect to any such cancellation or replacement, as the case may be. If, in any circumstance, there is more than one Affected Lender, the Borrower shall deal with all such Affected Lenders in an equivalent manner.

        4.5    Early Repayment

        The Borrower shall not cancel all or any portion of the Total Commitment pursuant to Sections 4.3 or 4.4 (except in the case of Section 4.4(f)) if the Borrowings required to be repaid to a Lender as a result thereof include Libor Loans with a Libor Interest Period ending subsequent to the date of such cancellation unless, on the date of such cancellation, the Borrower pays to the Agent at the Agent's Account for Payments, for the account of such Lender in respect of Libor Loans, the amount required to be paid pursuant to Section 10.5.

        4.6    Evidence of Indebtedness

  (a)
  Accounts.    The Agent shall open and maintain on the books of the Agent's Branch of Account, accounts and records evidencing the Borrowings and other amounts owing by the Borrower to the Agent and each Lender under this Agreement. The Agent shall debit therein the amount of such Borrowings and shall enter therein each payment of the Borrowings and interest thereon and fees and other amounts payable pursuant to this Agreement and all other amounts becoming due to the Agent and each Lender under this Agreement. The Accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Agent and each Lender pursuant to this Agreement, the date each Lender made each Borrowing available to the Borrower and the amounts the Borrower has paid from time to time on account of the Borrowings and interest thereon and fees payable pursuant to this Agreement and other amounts owing hereunder.

  (b)
  Notes.    Any Lender may request that its Loans be evidenced by a promissory note (a "Note") in such form as each Lender may reasonably require and which is in accordance with such Lender's usual and customary practices. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Agent and acceptable to the Borrower, acting reasonably. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.1) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraph (a) above.

ARTICLE 5
PAYMENT OF INTEREST AND FEES

        5.1    Interest on U.S. Base Rate Loans

        The Borrower shall pay interest in U.S. Dollars to the Agent on behalf of each Lender on each U.S. Base Rate Loan made by each Lender at a rate per three hundred sixty-five (365) day period equal to the U.S. Base Rate plus the applicable Margin. A change in the U.S. Base Rate or the Margin will, in accordance with Section 5.9, simultaneously cause a corresponding change in the rate at which interest is payable for a U.S. Base Rate Loan. Such interest is payable monthly in arrears on the first

Business Day following each Interest Date for the period commencing on and including the day after the immediately prior Interest Date up to and including the Interest Date and shall be calculated on a daily basis and on the basis of the actual number of days elapsed in a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days, as applicable. The annual rates of interest to which the rates determined in accordance with the foregoing provisions of this Section 5.1 are equivalent, are the rates so determined multiplied by the actual number of days in a period of one (1) year commencing on the first day of the period for which such interest is payable and divided by three hundred sixty-five (365) or three hundred sixty-six (366), as applicable.

        5.2    Interest on Libor Loans

        The Borrower shall pay interest in U.S. Dollars to the Agent on behalf of each Lender on each Libor Loan made by each Lender for the period commencing on and including the first day of the Libor Interest Period applicable to such Libor Loan up to but not including the last day of such Libor Interest Period at a rate per three hundred sixty (360) day period equal to the sum of Libor (Reserve Adjusted) plus the applicable Margin. A change in the Margin will, in accordance with Section 5.9, simultaneously cause a corresponding change in the rate at which interest is payable for a Libor Loan. Such interest shall be payable on each Libor Interest Date applicable to such Libor Interest Period and shall be calculated on a daily basis and on the basis of the actual number of days elapsed in the period for which such interest is payable (including the first day of such period but excluding the date on which such interest is payable) divided by three hundred sixty (360). The annual rates of interest to which the rates determined in accordance with the foregoing provisions of this Section 5.2 are equivalent, are the rates so determined multiplied by the actual number of days in a period of one (1) year commencing on the first day of the period for which such interest is payable and divided by three hundred sixty (360).

        5.3    Utilization Fees

        The Borrower agrees that it shall pay to the Agent, for the benefit of the Lenders, a utilization fee ("Utilization Fee") in U.S. Dollars, in addition to the Margin, on Borrowings if at any time the aggregate of all Borrowings hereunder is greater than 33% of the Total Commitment and for so long as such is the case (the "Utilization Fee Period"). The Utilization Fee shall be 10 bps and shall be calculated on all Borrowings outstanding at the commencement of the Utilization Fee Period and on all Borrowings made during the Utilization Fee Period. The Utilization Fee shall be payable quarterly in arrears by the Borrower on the first Business Day of each calendar quarter and on the Maturity Date. Each payment of the Utilization Fee shall be calculated for the period commencing on and including the first day of the immediately prior calendar quarter or the date of this Agreement, as the case may be, up to and including the last day of such immediately prior calendar quarter or the Maturity Date, as applicable, but only for each Utilization Fee Period in any such period. Such Utilization Fee shall be calculated on a daily basis on the basis of the actual number of days elapsed in a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days, as applicable.

        5.4    Interest on Overdue Amounts

        The Borrower shall, on demand, pay in U.S. Dollars to the Agent on behalf of each Lender interest on all overdue payments in connection with this Agreement from the date any such payment becomes overdue and for so long as such amount remains unpaid at a rate per annum which is equal to the U.S. Base Rate plus, to the extent permitted by applicable law, one percent (1%) in respect of all amounts overdue. Such interest on overdue amounts shall be computed daily, compounded monthly and shall be payable both before and after default, maturity and judgment.

        5.5    Standby Fees

        The Borrower shall pay standby fees in U.S. Dollars to the Agent on behalf of each Lender monthly in arrears on the first Business Day of each month commencing with the first Business Day of the first month occurring after the date hereof and ending on the first Business Day of the month following the day on which the right of the Borrower to request any further Accommodations hereunder ceases pursuant to Section 3.1. Each payment of standby fees shall be calculated for the period commencing on and including the date hereof or the last date for which such standby fees were payable hereunder, as the case may be, up to and including the last day of the month (or portion thereof) for which such standby fees are to be paid and shall be in an amount equal to a rate per annum of 10 basis points on each day during such period calculated on the amount, if any, of the difference obtained by subtracting the Borrowings outstanding from such Lender during such period from the amount of such Lender's Commitment in effect during such period. Such standby fees shall be calculated on a daily basis and on the basis of the actual number of days elapsed in a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be.

        5.6    Agent's Fees

        The Borrower shall pay agency fees to the Agent for the Agent's sole account at the Agent's Account for Payments at the time or times and in the amount agreed to in writing by the Borrower and the Agent and such fees shall, for purposes of this Agreement, be deemed to be an amount payable pursuant to this Agreement.

        5.7    Maximum Rate Permitted by Law

        It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower to each Lender under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender limiting rates of interest which may be charged or collected by such Lender. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, the Federal or provincial laws of Canada or of any other jurisdiction whose laws may be mandatorily applicable) with respect to a Lender, then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows:

  (a)
  the provisions of this Section 5.7 shall govern and control;

  (b)
  the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by such Lender shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Lender herein called the "Highest Lawful Rate"), and any excess shall be credited to the Borrower by such Lender (or, if such consideration shall have been paid in full, such excess shall be promptly refunded to the Borrower);

  (c)
  all sums paid, or agreed to be paid, to such Lender in respect of the indebtedness of the Borrower to such Lender hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and

  (d)
  if at any time the interest provided pursuant to this Agreement together with any other fees payable pursuant to this Agreement and deemed interest under applicable law, exceeds that amount that would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to such Lender pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender pursuant to this Agreement below the Highest

    Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest that would have accrued to such Lender if a varying rate per annum equal to the interest provided pursuant to this Agreement had at all times been in effect, plus the amount of fees that would have been received but for the effect of this Section 5.7.

        5.8    Waiver

        To the extent permitted by law, any provision of the Judgment Interest Act (Alberta) and the Interest Act (Canada) which restricts the rate of interest on any judgment debt shall be inapplicable to this Agreement and is hereby waived by the Borrower.

        5.9    Interest and Fee Adjustment

        All interest and fees payable pursuant to Sections 5.1 and 5.2 which are to be adjusted as a result of a change in the rating by any Rating Agency of the long term senior unsecured and unsubordinated debt of Petro-Canada and a corresponding change in the Margin, shall be adjusted effective on the date of such change in such rating and the Borrower and the Lenders shall make all adjustments as are necessary to give effect to any such change.

ARTICLE 6
PAYMENT AND TAXES

        6.1    Time, Place and Currency of Payment

        Each payment of principal, interest, fees and all other amounts payable by the Borrower pursuant to this Agreement shall be paid in the currency in which it is denominated for value on the day such amount is due failing which such payment shall be deemed to be received on the next following Business Day. If any day on which any amounts are payable hereunder is not a Business Day, such amount shall be deemed for all purposes of this Agreement to be due on the Business Day next following such day and such extension of time shall in such case be included in the computation of the payment of any interest or fees payable under this Agreement. Unless otherwise specifically provided for herein, all payments required to be made by the Borrower or a Lender shall be made to the Agent's Account for Payments. Receipt by the Agent from the Borrower of funds pursuant to this Agreement, as principal, interest, fees or otherwise, shall be deemed to be receipt of such funds by the Agent or Lenders, as the case may be.

        6.2    Application of Payments Prior to an Event of Default

        Except as otherwise agreed to by all of the Lenders in their sole discretion, all payments made by or on behalf of the Borrower pursuant to this Agreement prior to the delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 9.1(c) or Section 9.1(d) shall (subject to Section 4.4(g)) be applied rateably among the Lenders and the Agent in accordance with amounts owed to such Lenders and the Agent in respect of each category of amounts set forth below, each such application to be made to the category or categories specified by the Borrower or, failing such direction, shall be made in the following order with the balance remaining after application in respect of each category to be applied to the next succeeding category:

  (a)
  in payment of any amounts due and payable as and by way of recoverable expenses hereunder;

  (b)
  in payment of any amounts due and payable as and by way of the Agent's fees referred to in Section 5.6;

  (c)
  in payment of any amounts due and payable as and by way of the standby fees referred to in Section 5.5;

  (d)
  in payment of any amounts due and payable as and by way of interest on Borrowings pursuant to Sections 5.1 and 5.2, Utilization Fees pursuant to Section 5.3 and interest on overdue amounts pursuant to Section 5.4; and

  (e)
  in payment of any amounts (other than Borrowings) then due and payable by the Borrower hereunder other than amounts hereinbefore referred to in this Section 6.2;

with the balance to be applied to repay or otherwise reduce Borrowings in a manner so that the Borrowings and each basis of Borrowing outstanding hereunder to each Lender will, to the extent possible, be in the same proportion as the Pro-Rata Share of such Lender in respect of such Borrowings.

        6.3    Taxes

  (a)
  Withholding.    Any and all payments by the Borrower or the Indemnitor under this Agreement and each other Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes, except to the extent such Taxes are imposed by law. In the event that any Taxes are imposed and required by law to be deducted or withheld from any payment required to be made by the Borrower or the Indemnitor to or on behalf of the Administrative Agent or any Lender hereunder or under any other Loan Document, then:

  (i)
  subject to Section 6.3(f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for herein or in such other Loan Document; and

  (ii)
  the Borrower or the Indemnitor, as the case may be, shall withhold the full amount of such Taxes from such payment (as increased pursuant to Section 6.3(a)(i)) and shall pay such amount to the governmental authority imposing such Taxes in accordance with applicable law.

  (b)
  Other Taxes.    In addition, the Borrower and the Indemnitor shall pay any and all Other Taxes imposed to the relevant governmental authority imposing such Other Taxes in accordance with applicable law.

  (c)
  Evidence of Payment.    As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

  (d)
  Tax Indemnity.    Subject to Section 6.3(f), the Borrower shall indemnify the Administrative Agent and each Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Administrative Agent or such Lender (and whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant governmental authority). Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Administrative Agent or any Lender, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant governmental authority (provided, however, that neither the Administrative Agent nor any Lender shall be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify the Administrative Agent and each Lender for any incremental Taxes that may become payable by the Administrative Agent or any Lender as a result of any failure of the Borrower to pay any Taxes when due to the appropriate governmental Authority or to deliver to the Administrative

    Agent, pursuant to Section 6.3(c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by the Administrative Agent or any Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date the Administrative Agent or such Lender, as the case may be, makes written demand therefor. Notwithstanding anything to the contrary contained in this Section 6.3(d), the Borrower shall not be obligated to indemnify the Administrative Agent or any Lender for, or to pay directly to any governmental authority, any interest or penalties related to any such Non-Excluded Taxes or Other Taxes, to the extent that such interest or penalties in respect of such Non-Excluded Taxes or Other Taxes is attributable to any time prior to 90 days before the Administrative Agent or such Lender provided written notice to the Borrower of the imposition of such Non-Excluded Taxes or Other Taxes after the Administrative Agent or such Lender, as applicable, became aware that such Non- Excluded Taxes or Other Taxes had been levied, imposed or assessed against it. The Borrower acknowledges that any payment made to the Administrative Agent or any Lender or to any governmental authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of Section 6.3(a) and this clause shall apply.

        (e)    Non-U.S. Lender and certain U.S. Lenders.

    (i)
    Each Non-U.S. Lender, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Administrative Agent either:

    (A)
    two duly completed copies of either (x) Internal Revenue Service Form W-8BEN or such other forms as may be applicable to claim eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; or

    (B)
    in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in Section 6.3(e)(i)(A), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an "Exemption Certificate") and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or such other forms as may be applicable to establish non-U.S. status.

    (ii)
    Upon the Borrower's reasonable request, any Lender which is not a Non-U.S. Lender shall deliver to the Borrower a duly completed copy of Internal Revenue Service Form W-9 (or applicable successor form) to establish that such Lender is entitled to receive any and all payments from the Borrower under this Agreement and each other Loan Document free and clear from withholding of U.S. federal income tax.

  (f)
  Indemnity Exclusions.    The Borrower shall not be obligated to pay any additional amounts to any Lender pursuant to Section 6.3(a)(i), or to indemnify any Lender pursuant to Section 6.3(d), in respect of United States federal withholding taxes to the extent imposed as a result of:

  (i)
  the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to Section 6.3(e);

    (ii)
    such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect;

    (iii)
    the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; or

    (iv)
    the Lender being treated as a "conduit entity" within the meaning of U.S. Treasury Regulations Section 1.881-3 or any successor provision;

    provided, however, that the Borrower shall be obligated to pay additional amounts to any such Lender pursuant to Section 6.3(a)(i), and to indemnify any such Lender pursuant to Section 6.3(d), in respect United States federal withholding taxes if:

      (A)
      any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect;

      (B)
      the redesignation of the Lender's lending office was made at the request of the Borrower; or

      (C)
      the obligation to pay any additional amounts to any such Lender pursuant to Section 6.3(a)(i) or to indemnify any such Lender pursuant to Section 6.3(d), in each case arising as of the date such Lender becomes a Lender hereunder, is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrower.

  (g)
  Refunds.    If any Non-Excluded Taxes are imposed on or with respect to any payment on or under this Agreement, in consequence of which the Borrower is required to make any additional payment to any Lender under Section 6.3(a), and if such Lender is entitled to a cash refund or to a credit which is applied against Non-Excluded Taxes otherwise payable in a taxation year of a Lender and in either case which is both identifiable and quantifiable by such Lender as being attributable to the imposition of such Non-Excluded Taxes (a "Tax Refund"), and such Tax Refund may be obtained without increased liability to such Lender by filing one or more forms, certificates, documents, applications or returns (collectively, the "Forms"), then such Lender shall notify the Borrower and shall, if requested by the Borrower, file such Forms in a timely fashion. If such Lender subsequently receives a Tax Refund, and such Lender is able to identify the Tax Refund as being attributable, in whole or in part, to the Non-Excluded Tax with respect to which such additional payment was made, then such Lender shall promptly reimburse the Borrower such amount as such Lender shall determine acting reasonably and in good faith to be the proportion of the Tax Refund, together with any interest received thereon, attributable to such additional payment as will leave such Lender after the reimbursement in the same position as it would have been if the additional payment had not been required; provided that, if any Tax Refund reimbursed by a Lender to the Borrower is subsequently disallowed, the Borrower shall repay such Lender such amount (together with interest and, if such refund resulted from a request by the Borrower, any applicable penalty payable by such Lender to the relevant taxing authority) promptly after receipt of notice by such Lender of such disallowance. The Borrower agrees to reimburse each such Lender for such Lender's reasonable out-of-pocket expenses, if any, incurred in complying with any request hereunder and agrees that all costs incurred by such Lender in respect of this Section 6.3(g) may be deducted from the amount of any reimbursement to the Borrower in respect of any Tax Refund pursuant to this Section 6.3(g).

  (h)
  Cooperation.

  (i)
  In the event that the Borrower makes any indemnification payment to a Lender under Section 6.3 and in the event the Borrower determines in its good faith judgment that the Lender is not liable for the Non-Excluded Taxes for which such indemnification payment was made, such Lender agrees to use reasonable efforts to cooperate with the Borrower in contesting the liability for such Non-Excluded Taxes; provided that, the Borrower shall reimburse such Lender for any reasonable out-of-pocket costs and expenses incurred in providing such cooperation and shall indemnify and hold such Lender harmless from and against any liabilities incurred as a result of such Lender providing such cooperation or contesting such liability, and provided further that no such cooperation shall be required if such contest shall in such Lender's good faith judgment subject it to any liability not covered by such indemnity.

  (ii)
  Any Lender claiming any additional amounts payable pursuant to Section 6.3(a)(i) shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not otherwise be disadvantageous to such Lender.

ARTICLE 7
CONDITIONS PRECEDENT TO DISBURSEMENT OF THE BORROWINGS

        7.1    Conditions Precedent

        This Agreement shall become effective on the date (the "Effective Date") each of the following conditions precedent are satisfied or waived by the Lenders hereunder:

  (a)
  as of the Effective Date, there exists no Default or Event of Default and the Agent has received a certificate of Petro-Canada and the Borrower certifying the same;

  (b)
  the representations and warranties contained in Article 2 are true and correct as of the Effective Date and the Agent has received a certificate of Petro-Canada and the Borrower certifying the same;

  (c)
  the Agent and each Lender has received a duly executed copy of this Agreement;

  (d)
  the Agent and the Lenders shall have received all fees and expenses due under the Loan Documents on the Effective Date as agreed to with the Borrower; and

  (e)
  the Agent has received, in form and substance satisfactory to the Agent, a duly executed agreement between the Borrower and the Agent with respect to fees payable pursuant to Section 5.6.

        7.2    Conditions Precedent to Drawdown

  (a)
  The obligation of each Lender to make available any Borrowings (except by way of Conversion or Rollover) on or after the Effective Date is subject to and conditional upon satisfaction of the conditions precedent set forth in Section 7.1 on the Effective Date and that on each Drawdown Date:

  (i)
  there exists no Default or Event of Default and the Agent has received a certificate of Petro-Canada and the Borrower certifying the same; and

  (ii)
  the representations and warranties referred to in Section 2.1 are true and correct in all respects with the same effect as if made as of that Drawdown Date and will be true and correct after giving effect to the Borrowing and the Agent has received a certificate of Petro-Canada and the Borrower certifying the same;

  (b)
  the obligation of each Lender to make the initial Drawdown available to the Borrower on the Initial Acquisition Closing Date shall be subject to and conditional upon satisfaction of the following conditions precedent, in addition to those set forth in Section 7.2(a):

  (i)
  the Agent shall have received, in sufficient numbers for distribution to itself and each of the Lenders, the following:

  (A)
  a written instrument executed by Petro-Canada listing the Subsidiaries which are being designated as Designated Subsidiaries;

  (B)
  certificates of compliance and/or status in respect of Petro-Canada issued under the laws of Canada and the Provinces of Alberta, British Columbia and Saskatchewan and of any other jurisdiction referred to in Section 2.1(b) which the Agent requests, acting reasonably;

  (C)
  certificates of good standing in respect of the Borrower issued under the laws of the State of Delaware and of any other jurisdiction referred to in Section 2.1(a) which the Agent requests, acting reasonably;

  (D)
  a certified copy of the constitutional documents and by-laws of Petro-Canada and a certified copy of the partnership agreement constituting the Borrower, each certified as of the Effective Date;

  (E)
  a certified copy of a resolution of the board of directors of Petro-Canada and of the partners of the Borrower relating to its authority to execute, deliver and perform its obligations under the Loan Documents and the manner in which and by whom the foregoing documents are to be executed and delivered, certified as of the Effective Date;

  (F)
  a certificate of Petro-Canada dated as of the Effective Date setting forth specimen signatures of the individuals who will be executing the Loan Documents on behalf of Petro-Canada and the Borrower;

  (G)
  a certificate of Petro-Canada certifying as of the Effective Date the current rating provided by each of Moody's and S&P to the long term senior unsecured and unsubordinated debt of the Borrower;

  (H)
  a duly executed and completed certificate of Petro-Canada as at March 31, 2004 certifying as to the Consolidated Debt to Capitalization Ratio as at such date and as to the test set forth in Section 8.1(z) as at such date on the assumption that the Designated Subsidiaries as of such date were the Subsidiaries designated pursuant to Section 7.2(b)(i)(A);

      (I)
      a certified copy of the Offer, the Merger Agreement and the other Acquisition Documents;

      (J)
      an opinion of each of Fraser Milner Casgrain LLP and Fulbright Jaworski LLP, counsel to Petro-Canada and the Borrower, addressed to the Agent and each Lender with respect to Petro-Canada and the Borrower, in form and substance satisfactory to the Lenders, acting reasonably;

      (K)
      an opinion of each of Burnet, Duckworth & Palmer LLP, counsel to the Agent and the Lenders, addressed to the Agent and each Lender with respect to the transactions provided for herein, in form and substance satisfactory to the Lenders, acting reasonably; and

      (L)
      such other closing documents and documentation as the Agent may reasonably request for delivery on the Initial Acquisition Closing Date;

    (ii)
    the Agent shall have received a certificate of Petro-Canada and the Borrower dated as of the Initial Acquisition Closing Date certifying that:

    (A)
    there are no pending or threatened actions, suits, litigation or other proceedings contesting the consummation of the Acquisition which would reasonably be expected to have a Material Adverse Effect;

    (B)
    the consummation of the Acquisition will not violate or contravene any applicable law or regulation nor conflict with or result in a default under any obligations of Petro-Canada, the Borrower or any Designated Subsidiary which form a part of Consolidated Debt or any contract to which Petro-Canada, the Borrower or any Designated Subsidiary is a party or by which its assets are bound the effect of which, in each case, would reasonably be expected to have a Material Adverse Effect;

    (C)
    immediately after the completion of the Initial Acquisition, the representations and warranties contained in Section 2.1 with respect to Prima, if it is a Designated Subsidiary, will, to the best of the knowledge of Petro-Canada, after due inquiry, be true and correct in all respects;

    (D)
    that the common stock, par value U.S. $0.015 per share, owned by shareholders of Prima that have accepted the Offer combined with any such common stock of Prima already owned by Petro-Canada and its Subsidiaries represent at least a majority of the issued and outstanding common stock in the capital of Prima, that the conditions of the Offer have been satisfied or waived and that AcquisitionCo is required to take up and pay for such common stock and will do so in accordance with the Offer immediately following the advance on the Initial Acquisition Closing Date;

    (E)
    all licences, consents or approvals of or notices to or filings with any governmental agency or regulatory authority that are necessary or required to be made or obtained by Petro-Canada, the Borrower, PCUSH and AcquisitionCo in respect of the Offer have been made or obtained and are in full force and effect except to the extent the failure to obtain such licences, consents or approvals or to make such filings or give such notices would not reasonably be expected to have a Material Adverse Effect; and

    (F)
    immediately after AcquisitionCo takes up and pay for such shares, Prima will be a Subsidiary and no Default or Event of Default shall result or have resulted therefrom; and

    (iii)
    the Agent shall be satisfied, acting reasonably, that the Initial Acquisition will close substantially in accordance with the provisions of the Offer without material amendment thereto and the proceeds of all Accommodations provided by the Lenders to the Borrower on the Initial Acquisition Closing Date will be used for the purposes set forth in Section 3.2;

  (c)
  the obligation of each Lender to make any Borrowings available to the Borrower on each Drawdown Date after the Initial Acquisition Closing Date and up to and including the date on which the Final Acquisition occurs, shall, in addition to the conditions precedent set forth in Section 7.2(a), be subject to and conditional upon the Agent receiving a certificate from the Borrower certifying that the Borrowings being requested are for the sole purpose of:

  (i)
  enabling the Borrower to provide, directly or indirectly, financial assistance to AcquisitionCo to enable AcquisitionCo to take up and pay for additional common stock, par value U.S. $0.015 per share, of Prima pursuant to the Offer;

  (ii)
  enabling the Borrower to provide, directly or indirectly, financial assistance to AcquisitionCo to enable AcquisitionCo to purchase or otherwise acquire common stock, par value U.S. $0.015 per share, of Prima after the expiration or termination of the Offer; or

  (iii)
  paying costs reasonably related to the Offer; and

  (d)
  if on any Conversion Date or Rollover Date, as applicable, there exists a Default or Event of Default, the Borrower shall so advise the Agent but shall nonetheless be entitled to a Conversion or Rollover in accordance with the terms of Section 3.7 or 3.8, as applicable.

        7.3    Waiver of a Condition Precedent

        The terms and conditions of Sections 7.1 and 7.2 are inserted for the sole benefit of the Agent and the Lenders and may be waived by the Agent by or with the prior consent of all of the Lenders in whole or in part with or without terms or conditions, in respect of all or any portion of the Borrowings, without affecting the right of the Lenders to assert such terms and conditions in whole or in part in respect of any other Borrowing.

ARTICLE 8
COVENANTS OF THE BORROWER

        8.1    Covenants of the Borrower

        During the term of this Agreement, Petro-Canada on behalf of itself and its Subsidiaries (including, without limitation, the Borrower) and the Borrower, on behalf of itself only, covenants with each of the Lenders and the Agent that:

  (a)
  Payment and Performance:    the Borrower shall duly and punctually pay all sums of money payable by it hereunder as and when due and the Borrower and Petro-Canada shall and Petro-Canada shall cause each Subsidiary to perform all other obligations on its part to be performed under the terms of the Loan Documents at the times and places and in the manner provided for therein;

  (b)
  Partnership Existence:    subject to Section 8.1(y), the Borrower shall maintain its partnership existence as a general partnership in good standing under the laws of the State of Delaware and register and qualify and remain registered and qualified as a general partnership authorized to carry on business under the laws of each jurisdiction in which the nature of any material business conducted by it or the character of any material properties and assets owned or leased by it requires such registration and qualification except where failure to obtain and maintain such registration or qualification would not reasonably be expected to have a Material Adverse Effect;

  (c)
  Corporate Existence:    subject to Section 8.1(y), Petro-Canada shall maintain its corporate existence in good standing under the laws of Canada and register and qualify and remain registered and qualified as a corporation authorized to carry on business under the laws of each jurisdiction in which the nature of any material business conducted by it or the character of any material properties and assets owned or leased by it requires such registration and qualification except where failure to obtain and maintain such registration or qualification would not reasonably be expected to have a Material Adverse Effect;

  (d)
  Existence of Designated Subsidiaries:    subject to Section 8.1(y), Petro-Canada shall cause each Designated Subsidiary to maintain its corporate or partnership existence in good standing under the laws of its jurisdiction of incorporation or creation, as applicable, and shall cause each Designated Subsidiary to duly register and qualify and remain duly registered and qualified as a corporation or partnership authorized to carry on business under the laws of each jurisdiction in which the nature of any material business transacted by it or the character of any material properties and assets owned or leased by it requires such registration and qualification except where failure to obtain and maintain such registration or qualification would not reasonably be expected to have a Material Adverse Effect;

  (e)
  Maintenance of Properties:    the Borrower and Petro-Canada shall and Petro-Canada shall cause each Designated Subsidiary to maintain and operate all of its material properties and assets, including, without limitation, its oil and gas properties and related production facilities, in a good and workmanlike manner and in accordance with good business practice and, to the extent applicable, good oilfield practice except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

  (f)
  Insurance:    the Borrower and Petro-Canada shall and Petro-Canada shall cause the applicable Designated Subsidiary to maintain in full force and effect such policies of insurance in such amounts issued by insurers of recognized standing covering the properties and operations of the Borrower and Petro-Canada and the Designated Subsidiaries including, without limitation, their respective oil and gas properties and related production facilities, as is customarily maintained by persons of comparable size and financial standing to the Borrower and Petro-Canada and its Designated Subsidiaries engaged in the same or similar business in the localities where their properties and operations are located except where the failure to have such policies of insurance in place would not reasonably be expected to have a Material Averse Effect;

  (g)
  Compliance With Laws and Regulations:    the Borrower and Petro-Canada shall and Petro-Canada shall cause each Designated Subsidiary to:

  (i)
  comply in all respects with all applicable laws, rules, regulations and orders of governmental authorities, including, without limitation, Environmental Laws; and

  (ii)
  observe and conform in all respects to all valid requirements of any governmental authority relative to any of its assets and all covenants, terms and conditions of all agreements upon or under which any of its assets are held;

    except to the extent failure to so comply or failure to so observe and conform does not have and would not reasonably be expected to have a Material Adverse Effect;

  (h)
  Notice of Environmental Damage:    the Borrower and Petro-Canada shall, promptly upon acquiring actual knowledge thereof, provide the Agent with written notice of the discovery of any Release from or upon the land or property of the Borrower or Petro-Canada or a

    Subsidiary which is contrary to applicable Environmental Laws and which has had or would reasonably be expected to have a Material Adverse Effect;

  (i)
  Additional Environmental Information:    the Borrower and Petro-Canada shall, upon the request of the Agent (acting reasonably), make available for discussion with the Lenders at reasonable times during Business Days and on a reasonable number of occasions the senior officers of the Borrower and Petro-Canada and any Designated Subsidiary primarily responsible for the environmental activities and affairs of the Borrower and Petro-Canada and any such Designated Subsidiary;

  (j)
  Payment of Taxes and Government Levies:    the Borrower and Petro-Canada shall and Petro-Canada shall cause each Designated Subsidiary to pay or cause to be paid all material rents, Taxes, rates, levies, royalties and assessments, ordinary or extraordinary, government fees, dues, and other similar obligations to pay money validly levied, assessed or imposed upon it, or upon its properties or any part thereof, by any competent governmental authority in any jurisdiction where the Borrower, Petro-Canada or such Designated Subsidiary is required by Section 8.1(c) or 8.1(d), respectively, to register or qualify to carry on business, as and when the same become due and payable, except to the extent failure to do so would not be reasonably expected to have a Material Adverse Effect, and, to the extent payment of any such amount is being contested by it, the Borrower or Petro-Canada, as applicable, has established adequate reserves in accordance with GAAP for the payment thereof if, and to the extent, required by GAAP;

  (k)
  Notice of Litigation:    the Borrower and Petro-Canada shall provide the Agent with prompt written notice of any action, suit, litigation or other proceeding which is commenced or threatened in writing against the Borrower or Petro-Canada or any Designated Subsidiary and which has or would reasonably be expected to have a Material Adverse Effect;

  (l)
  Notice of Defaults:    the Borrower and Petro-Canada shall provide notice to the Agent of any Default or Event of Default no later than five (5) Business Days after any person referred to in the definition of Compliance Certificate in respect of Petro-Canada and any similar person in respect of the Borrower becomes aware that a Default or Event of Default has occurred and is continuing;

  (m)
  Maintenance of Books and Records:    the Borrower and Petro-Canada shall and Petro-Canada shall cause each Designated Subsidiary to keep proper and adequate records and books of account in a manner sufficient to enable the preparation of financial statements in accordance with Generally Accepted Accounting Principles and, if an Event of Default has occurred and is continuing, upon the request of the Agent, make the same available for confidential inspection by the Agent and the Lenders and their respective employees at all reasonable times and upon reasonable notice;

  (n)
  Year End Financial Statements of the Borrower:    the Borrower and Petro-Canada shall furnish to the Agent as soon as available, in the case of the Borrower, and as soon as publicly available, in the case of Petro-Canada, and in any event within ninety (90) days of the end of each Fiscal Year of the Borrower and Petro-Canada, a consolidated balance sheet of the Borrower and Petro-Canada, respectively, as at the close of such Fiscal Year and a consolidated statement of earnings and a consolidated statement of changes in cash position of the Borrower and Petro-Canada, respectively, for such Fiscal Year, in each case setting forth in comparative form the corresponding figures of the preceding Fiscal Year together with an auditor's report thereon expressed in accordance with generally accepted auditing standards and Generally Accepted Accounting Principles as then in effect; provided the Petro-Canada shall be deemed to have complied with this Section 8.1(n) if it advises the Agent that it has posted such financial statements (and has in fact posted such financial statements) for

    Petro-Canada on the System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com;

  (o)
  Quarterly Financial Statements of the Borrower:    the Borrower and Petro-Canada shall furnish to the Agent as soon as available, in the case of the Borrower, and as soon as publicly available, in the case of Petro-Canada, and in any event within forty-five (45) days of the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower and Petro-Canada, a consolidated balance sheet of the Borrower and Petro-Canada, respectively, as at the end of such Fiscal Quarter and a consolidated statement of earnings and a consolidated statement of changes in cash position, respectively, of the Borrower and Petro-Canada for such period; provided that Petro-Canada shall be deemed to have complied with this Section 8.1(o) if it advises the Agent that it has posted such financial statements (and has in fact posted such financial statements) on SEDAR;

  (p)
  Compliance Certificate:    Petro-Canada shall furnish to the Agent as soon as available and in any event within one hundred and five (105) days of each Fiscal Year of Petro-Canada, and within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Petro-Canada, a duly executed and completed Compliance Certificate;

  (q)
  Regulatory Filings:    the Borrower and Petro-Canada shall promptly make all filings each is required to make with any governmental or regulatory authority in each jurisdiction where it carries on a material portion of its business or where it is required by applicable Canadian securities laws or applicable United States federal securities laws to make any filings which, in any case, shall include, for greater certainty, material change reports, except, in each case, to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and Petro-Canada shall furnish to the Agent (or advise the Agent of posting of the same on SEDAR or, if applicable, the Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") at www.edgar.com) all financial statements, proxy statements, information circulars, notices and reports as it shall send to its shareholders together with copies of all final prospectuses, registration statements, material change reports and annual information forms filed by it with any Canadian securities regulatory authority or any United States federal securities regulatory authorities;

  (r)
  Additional Information:    the Borrower and Petro-Canada shall furnish to the Agent any additional information in the control or possession of or readily available to the Borrower or Petro-Canada or any Subsidiary regarding the business affairs, operations, properties and assets and financial condition of the Borrower and Petro-Canada and its Subsidiaries as the Agent may reasonably request from time to time, provided that the Borrower or Petro-Canada shall not be required to provide to the Agent under this Section 8.1(r) any information which the Borrower or Petro-Canada or any Subsidiary is prohibited by contract or law from so providing or which would require the Borrower or Petro-Canada to make a securities filing or press release in order to comply with securities disclosure rules as a result of such disclosure to the Agent;

  (s)
  Payment of Other Obligations:    the Borrower and Petro-Canada shall and Petro-Canada shall cause each Designated Subsidiary to pay or cause to be paid all material rents, royalties and similar obligations to pay money validly imposed upon it, or upon its properties or assets or any part thereof, as and when the same become due and payable or shall establish adequate reserves (in accordance with GAAP) for payment of any such obligation the payment of which is being contested in good faith, unless the failure to make such payments would not, individually or in the aggregate, have a Material Adverse Effect;

  (t)
  Rating:    forthwith upon release of the same by any Rating Agency and notification of Petro-Canada, Petro-Canada shall advise the Agent if any Rating Agency changes, discontinues,

    suspends or puts on review for a potential downgrade its rating of the long term senior unsecured and unsubordinated debt of Petro-Canada;

  (u)
  Ranking with Other Debt:    the Borrower and Petro-Canada shall ensure that its payment obligations hereunder rank at least pari passu in right of payment with the other most senior unsecured and unsubordinated Indebtedness for Borrowed Money of the Borrower and Petro-Canada, respectively;

  (v)
  Change of Business:    Petro-Canada shall ensure that notwithstanding any additions to, deletions from or other changes to the nature of its and its Subsidiaries' businesses, operations or properties, the businesses and operations of Petro-Canada and its Subsidiaries taken as a whole shall consist primarily of businesses forming part of the Core Business;

  (w)
  The Offer and Prima:    Petro-Canada shall:

  (i)
  forthwith provide the Agent with a copy of any amendment to the Merger Agreement or the Offer or any increase in the Offer or variation or extension thereof together with any other Acquisition Document requested by the Agent, acting reasonably;

  (ii)
  keep the Agent reasonably informed with respect to the Offer and, at reasonable intervals and to the extent permitted by applicable law and regulation, the percentage of issued and outstanding common shares of Prima deposited under the Offer from time to time;

  (iii)
  if practicable prior to waiving any term or condition in the Offer, advise the Agent that it intends to waive such term or condition and in any event advise the Agent forthwith after waiving any such term or condition;

  (iv)
  promptly upon a request by the Agent, provide the Agent with such information with respect to the business affairs, operations and financial condition of Prima as the Agent reasonably requests and which Petro-Canada either possesses or is entitled to obtain from Prima and is entitled to disclose; and

  (v)
  if AcquisitionCo does not acquire all of the issued and outstanding common stock, par value U.S. $0.015 per share, of Prima pursuant to the Offer, Petro-Canada shall keep the Agent reasonably informed on an ongoing basis with respect to its plans to acquire the remaining common stock of Prima including, without limitation, the merger of AcquisitionCo and Prima contemplated by the Merger Agreement;

  (x)
  Negative Pledge:    except for Permitted Encumbrances, neither the Borrower nor Petro-Canada or any Designated Subsidiary shall create, incur, assume or suffer to exist any Security Interest, upon or with respect to any of its undertaking, properties, rights or assets, whether now owned or hereafter acquired and including, without limitation, its oil and gas properties and related production facilities unless at the time thereof or prior thereto the indebtedness and liabilities of the Borrower and Petro-Canada hereunder are equally and rateably secured with the indebtedness and liabilities of the Borrower and Petro-Canada and/or its Designated Subsidiaries secured by any such Security Interest;

  (y)
  Restriction on Amalgamation etc.:    neither the Borrower nor Petro-Canada or any Designated Subsidiary shall merge, amalgamate, consolidate or otherwise enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other person other than the Borrower, Petro-Canada or a Designated Subsidiary (each called a "Successor") whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise (each a

    "Transaction") without the consent of the Lenders, such consent not to be unreasonably withheld, provided that no such consent will be required if:

    (i)
    prior to or contemporaneously with the consummation of such Transaction and if the Transaction involves the Borrower or Petro-Canada:

    (A)
    the Successor will be bound by or have assumed all the covenants and obligations of the Borrower or Petro-Canada under this Agreement and the other Loan Documents; and

    (B)
    if the Transaction only involves the Borrower, Petro-Canada will continue to be liable for the obligations and liabilities of the Successor hereunder to the same extent Petro-Canada is liable hereunder on the date hereof;

    (C)
    this Agreement and the other Loan Documents will be valid and binding obligations of the Successor, enforceable against the Successor and entitling the Lenders, as against the Successor, to exercise all its rights under, as applicable, this Agreement and the other Loan Documents;

      and, if the Transaction involves the Borrower or Petro-Canada, the Successor shall also execute and/or deliver to the Lenders such documents (including legal opinions of counsel to the Successor), if any, as may, in the opinion of the Agent, acting reasonably, be necessary to effect or establish (A), (B) and (C) above;

    (ii)
    if the Transaction involves the Borrower or Petro-Canada, the Successor is a person organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia or the laws of Canada or any province or territory thereof, or, if such consolidation, amalgamation, merger, statutory arrangement or other transaction would not impair the rights of the Lenders, in any other jurisdiction;

    (iii)
    immediately after such Transaction and after giving effect thereto, the unsubordinated debt of Petro-Canada or such Successor in the case of a transaction involving Petro-Canada is or will be rated at least Baa3 by Moody's or BBB- by S&P;

    (iv)
    if the Transaction involves the Borrower or Petro-Canada, such Transaction shall be on such terms and shall be carried out in such manner as to preserve and not to impair any of the rights and powers of the Lenders hereunder and under any other Loan Documents and not to affect adversely the liability of the Lenders for any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the United States or any state or political subdivision thereof other than Excluded Taxes;

    (v)
    if the Transaction involves the Borrower, Petro-Canada will confirm its continuing liability for the obligations and liabilities of the Borrower hereunder to the same extent it is liable hereunder on the date hereof; and

    (vi)
    no Default or Event of Default shall exist after or result from such Transaction;

  (z)
  Designated Subsidiary Asset Test:    Petro-Canada shall not permit, for a period of more than sixty (60) days after the last day of the first three (3) Fiscal Quarters of the Fiscal Year or for a period of more than ninety (90) days after the last day of the Fiscal Year, the aggregate of the Consolidated Net Tangible Assets of Petro-Canada and its Designated Subsidiaries as determined on an unconsolidated basis as of the last day of such Fiscal Quarter and by excluding all amounts which would be excluded in the Consolidated Net Tangible Assets of Petro-Canada reported on a consolidated basis as of the last day of such Fiscal Quarter to be less than seventy percent (70%) of the Consolidated Net Tangible Assets of Petro-Canada, as shown on the most recent consolidated balance sheet of Petro-Canada delivered to the Agent pursuant to Section 8.1(n) or 8.1(o), as applicable and as determined as of the last day of such Fiscal Quarter and in accordance with GAAP to the extent relevant;

  (aa)
  Restriction on Swaps:    the Borrower and Petro-Canada shall not and Petro-Canada shall not permit any Designated Subsidiary to enter into any Swap which is entered into for speculative purposes; provided, however, that the Borrower and Petro-Canada shall be considered in compliance with this covenant so long as Petro-Canada has in place formal policies prohibiting the officers and employees of Petro-Canada and its Subsidiaries (including the Borrower) from entering into Swaps for speculative purposes and takes commercially reasonable steps to enforce such policies; and

  (bb)
  Further Assurances:    the Borrower and Petro-Canada shall, within thirty (30) days after notice thereof from the Agent, do all such further acts and things and execute and deliver all such further documents as shall be required by the Agent, acting reasonably, in order to ensure the material terms and provisions of the Loan Documents are fully performed and carried out and to ensure that each material provision of each Loan Document is and continues to be a valid and binding obligation of the Borrower and Petro-Canada enforceable against the Borrower and Petro-Canada in accordance with its terms (except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by moratorium laws from time to time in effect).

        8.2    Financial Covenants

        During the term of this Agreement, Petro-Canada covenants with each of the Lenders and the Agent that, without the consent of all of the Lenders, Petro-Canada shall not permit the Consolidated Debt to Capitalization Ratio to be greater than .60 to 1.0 as at the end of any Fiscal Quarter.

        8.3    Designation of Designated Subsidiaries

        Petro-Canada may, so long as no Event of Default will exist immediately thereafter or result therefrom:

  (a)
  designate by notice in writing to the Agent that a Subsidiary, which is not otherwise a Designated Subsidiary, be a Designated Subsidiary for all purposes of this Agreement (which designation may be retroactive to the end of the preceding Fiscal Quarter); and

  (b)
  revoke the designation of a Subsidiary as a Designated Subsidiary at any time; provided, for certainty, Petro-Canada shall not be entitled to revoke any such designation in respect of a Designated Subsidiary which is a Designated Subsidiary pursuant to paragraph (a) of the definition thereof.

ARTICLE 9
EVENTS OF DEFAULT

        9.1    Events of Default

        The occurrence of any one or more of the following events or circumstances constitutes an Event of Default under this Agreement:

  (a)
  Repayment of Borrowings:    the failure to repay or otherwise reduce the Borrowings or any portion thereof when due for repayment, payment or other reduction hereunder;

  (b)
  Repayment of Other Amounts:    the failure to pay when due any amount hereunder (other than Borrowings) which failure continues for a period of three (3) Business Days after notice thereof is given to the Borrower or Petro-Canada;

  (c)
  Voluntary Insolvency:    if the Borrower, Petro-Canada or any Designated Subsidiary shall:

  (i)
  apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

  (ii)
  make a general assignment for the benefit of creditors;

  (iii)
  commit an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or the United States Bankruptcy Code or under any analogous statute of any other jurisdiction;

  (iv)
  commence any cause, proceeding or other action under any existing or future law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or file a notice of intention or a proposal under the Bankruptcy and Insolvency Act (Canada) or the United States Bankruptcy Code; or

  (v)
  take corporate or partnership action for the purpose of effecting any of the foregoing;

    unless, in the case of any such action in respect of a Designated Subsidiary, such action would not reasonably be expected to have a Material Adverse Effect;

  (d)
  Involuntary Insolvency:    if any cause, proceeding or other action shall be instituted in any court of competent jurisdiction, against the Borrower, Petro-Canada or any Designated Subsidiary, seeking in respect of the Borrower, Petro-Canada or such Designated Subsidiary an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like of the Borrower, Petro-Canada or such Designated Subsidiary or of all or any substantial part of its assets, or any other like relief in respect of the Borrower, Petro-Canada or such Designated Subsidiary under any bankruptcy or insolvency law and:

  (i)
  such cause, proceeding or other action results in an entry of an order for relief or any such adjudication or appointment unless such order, adjudication or appointment is stayed or otherwise effectively reversed within fifteen (15) days thereof; or

  (ii)
  if such cause, proceeding or other action is being contested by the Borrower, Petro-Canada or such Designated Subsidiary in good faith, the same shall continue undismissed, or unstayed and in effect, for any period of sixty (60) consecutive days;

    unless, in the case of any such action in respect of a Designated Subsidiary, such action would not reasonably be expected to have a Material Adverse Effect;

  (e)
  Cross Default:    if the Borrower, Petro-Canada or any Designated Subsidiary is in default under any term or provision of any agreement evidencing Indebtedness for Borrowed Money (other than this Agreement and any agreement evidencing Non-Recourse Debt of the Borrower, Petro-Canada or any Designated Subsidiary but including, for this purpose, unless constituting Non-Recourse Debt, any agreement evidencing a Capital Lease, a Swap, a Purchase Money Obligation or a Production Payment) between itself and any lender (which, for purposes hereof, shall include any lessor under a Capital Lease, a counter party under a Swap, a lender under a Purchase Money Obligation and a purchaser under a Production Payment) and as a result of such default such lender shall have accelerated or shall have the right to accelerate the repayment of any indebtedness of the Borrower, Petro-Canada or such Designated Subsidiary, or if any lender shall demand repayment of any indebtedness (other than Non-Recourse Debt) which is repayable on demand and is owing to it by the Borrower, Petro-Canada or such Designated Subsidiary and such indebtedness shall not be paid within the time required by law, and the aggregate amount of all such indebtedness outstanding at any one time to which all such defaults or demands relate is in excess of the greater of Cdn. $75,000,000 or the Equivalent Amount in any other currency and 2% of Consolidated Shareholders' Equity based upon Petro-Canada's most recent consolidated financial statements delivered to the Agent pursuant to Section 8.1(n) or 8.1(o), as applicable;

  (f)
  Judgments:    if final judgments for the payment of money (other than Non-Recourse Debt of the Borrower, Petro-Canada or any Designated Subsidiary) aggregating in excess of the greater of Cdn. $75,000,000 or the Equivalent Amount in any other currency and 2% of Consolidated Shareholders' Equity based upon Petro-Canada's most recent consolidated financial statements delivered to the Agent pursuant to Section 8.1(n) or 8.1(o), as applicable, shall be rendered against the Borrower, Petro-Canada or any Designated Subsidiary and the same shall remain undischarged and not effectively stayed or appealed for a period of the lesser of sixty (60) days and the relevant period under the laws of the applicable jurisdiction during which such judgments may be appealed;

  (g)
  Representations and Warranties:    if any representation or warranty made or deemed to be made by the Borrower or Petro-Canada in Article 2 or repeated pursuant to Section 7.1 or 7.2 shall prove to have been incorrect, when made or deemed to be made, in any material respect and the underlying facts, if capable of being remedied such that the representation and warranty if made at such time would be correct, are not so remedied within such period (not exceeding 60 days after notice of such incorrectness is given to the Borrower or Petro-Canada by the Agent) as may be required to so remedy such facts but only if and for so long as the remedying thereof was and continues to be diligently and in good faith pursued and there is no Material Adverse Effect as a result of such facts;

  (h)
  Writs:    if a writ, execution, attachment or similar process is issued or levied against the property of the Borrower, Petro-Canada or any Designated Subsidiary in connection with any judgment or judgments against the Borrower, Petro-Canada or such Designated Subsidiary (other than in respect of Non-Recourse Debt of the Borrower, Petro-Canada or any Designated Subsidiary or, subject to Section 9.1(n), as a result of any expropriation proceedings commenced by any governmental authority) aggregating in excess of the greater of Cdn. $75,000,000 or the Equivalent Amount in any other currency and 2% of Consolidated Shareholders' Equity based upon Petro-Canada's most recent consolidated financial statements delivered to the Agent pursuant to Section 8.1(n) or 8.1(o), as applicable, and such writ, execution, attachment or similar process is not released, satisfied, discharged, vacated or stayed within thirty (30) days after the Borrower, Petro-Canada or such Designated Subsidiary has notice of its entry, commencement or levy;

  (i)
  Encumbrancers:    if any encumbrancers or lienors take possession of any part of the property of the Borrower, Petro-Canada or any Designated Subsidiary (other than property in which a holder of Non-Recourse Debt of the Borrower, Petro-Canada or any Designated Subsidiary has a Security Interest or, subject to Section 9.1(n), property which is the subject of expropriation proceedings) which property has a fair market value aggregating in excess of the greater of Cdn. $75,000,000 or the Equivalent Amount in any other currency and 2% of Consolidated Shareholders' Equity based upon Petro-Canada's most recent consolidated financial statements delivered to the Agent pursuant to Section 8.1(n) or 8.1(o), as applicable, or if execution or other similar process is enforced against such property and such taking of possession or enforcement is not being contested by the Borrower, Petro-Canada or such

    Designated Subsidiary in good faith and the encumbrancer or lienor remains in possession for any period of thirty (30) consecutive days;

  (j)
  Carrying on Business:    if the Borrower, Petro-Canada or any Designated Subsidiary ceases or takes affirmative action to cease to carry on any part of its business as presently conducted by it other than as provided for herein if such cessation or action has or would reasonably be expected to have a Material Adverse Effect;

  (k)
  Financial Covenants and Designated Subsidiary Asset Test:    if the Agent provides notice to Petro-Canada in writing that Petro-Canada is in breach of or has failed to comply with the provisions of Section 8.2 or 8.1(z);

  (l)
  Invalid Loan Documents:    if the Agent notifies the Borrower or Petro-Canada in writing that the representation and warranty set forth in Section 2.1(g) would, if made on the date of such notice, be incorrect in respect of any of the Loan Documents, such condition continues for a period exceeding thirty (30) days without being cured to the satisfaction of the Agent, acting reasonably, and such incorrectness would reasonably be expected to materially and adversely affect the rights and remedies of the Lenders under the Loan Documents taken as a whole;

  (m)
  Notice of Default:    if the Borrower or Petro-Canada breaches Section 8.1(l) and such breach continues for a period of three (3) Business Days;

  (n)
  Expropriation:    if expropriation proceedings are commenced by any governmental authority in respect of any property of the Borrower, Petro-Canada or any Designated Subsidiary, the result of which would reasonably be expected to have a Material Adverse Effect;

  (o)
  Ceasing to be Subsidiary:    if the Borrower ceases to be a Subsidiary of Petro-Canada or Petro-Canada ceases to be liable for the obligations and liabilities of the Borrower hereunder to the same extent it is liable therefor as at the date hereof either by reason of it being a general partner in the Borrower or the provisions of Article 13 hereof; or

  (p)
  Breach of Other Covenants:    if there is a breach or failure of due performance by the Borrower, Petro-Canada or any Designated Subsidiary of any covenant in any of the Loan Documents to which it is a party (other than those heretofore dealt with in this Section 9.1) for a period of thirty (30) consecutive days after notice in writing of such breach or failure shall have been given to the Borrower, Petro-Canada or such Designated Subsidiary or, if such breach or failure is capable of being remedied, such longer period, not exceeding ninety (90) days, as is required to remedy such breach or failure but only if and for so long as the remedying thereof was and continues to be diligently and in good faith pursued and there is no Material Adverse Effect as a result of such breach or failure.

        9.2    Acceleration and Demand

        Upon the occurrence of any Event of Default which has not been remedied or waived as provided in Section 11.12, the Agent shall, if so required by the Majority Lenders, by written notice to the Borrower (an "Acceleration Notice"):

  (a)
  declare the Total Commitment and each Lender's Commitment and the right of the Borrower to apply for further Accommodations to be terminated; and

  (b)
  declare all indebtedness and liabilities (whether matured or unmatured) of the Borrower outstanding to the Lenders hereunder to be immediately due and payable (or to be due and payable at such later time as may be stated in such notice) without further demand, presentation, protest or other notice of any kind, all of which are expressly waived by the Borrower and Petro-Canada;

but upon the occurrence of an Event of Default specified in Sections 9.1(c) or 9.1(d), the Total Commitment shall automatically terminate and all indebtedness and liabilities specified in Section 9.2(b) shall automatically become due and payable, in each case without any requirement that notice be given to the Borrower or Petro-Canada. Immediately upon the occurrence of an Event of Default specified in Section 9.1(c) or 9.1(d), or at the time stated in an Acceleration Notice, the Borrower shall pay to the Agent on behalf of each Lender all amounts owing or payable in respect of such indebtedness and liabilities specified in Section 9.2(b), failing which all rights and remedies of the Lenders and the Agent under the Loan Documents shall thereupon become enforceable and shall be enforced by the Agent in accordance with the determinations of the Majority Lenders.

        9.3    Waiver of Default

        Any single or partial exercise by any Lender, the Agent or by the Agent on behalf of any Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in the Loan Documents shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy to which the Agent or such Lender may be lawfully entitled for the same default or breach, and any waiver by any Lender, the Agent or by the Agent on behalf of any Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement contained in the Loan Documents, and any indulgence granted thereby, shall be deemed not to be a waiver of any subsequent default. To the extent permitted by applicable law, the Borrower and Petro-Canada hereby waive any rights now or hereafter conferred by statute or otherwise which may limit or modify any of the Agent's or Lenders' rights or remedies under the Loan Documents.

        9.4    Application of Payments Following Demand and Acceleration

        Except as otherwise agreed to by all the Lenders in their sole discretion, any sum received by the Agent at any time after delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Sections 9.1(c) or 9.1(d), which the Agent is obliged to apply in or towards satisfaction of sums due from the Borrower hereunder shall be applied by the Agent among the Lenders and the Agent in accordance with amounts owed to the Lenders and the Agent in respect of each category of amounts set forth below, each such application to be made in the following order with the balance remaining after application in respect of each category to be applied to the next succeeding category:

  (a)
  in or towards payment of any fees or expenses then due and payable to the Agent hereunder;

  (b)
  rateably among the Lenders in respect of amounts due and payable to the Lenders as and by way of recoverable expenses hereunder;

  (c)
  rateably among the Lenders in respect of amounts due and payable to the Lenders by way of interest pursuant to Sections 5.1 and 5.2, Utilization Fees pursuant to Section 5.3, interest on overdue amounts pursuant to Section 5.4 and standby fees pursuant to Section 5.5;

  (d)
  rateably among the Lenders in respect of any other amount (other than Borrowings) not hereinbefore referred to in this Section 9.4 which are then due and payable by the Borrower hereunder;

  (e)
  in or towards repayment to the Lenders of the Borrowings then outstanding hereunder in accordance with the provisions of Section 11.11; and

  (f)
  any balance remaining to the Borrower or as otherwise required by applicable law.

        9.5    Remedies Cumulative

        For greater certainty, it is expressly understood and agreed that the rights and remedies of the Agent and the Lenders under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law; any single or partial exercise by the Agent or any Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement therein contained shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Agent or such Lender or any of the other Lenders may be lawfully entitled for the same default or breach, and any waiver by the Agent or any Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement therein contained, and any indulgence granted thereby, shall be deemed not to be a waiver of any subsequent default. The Agent, if so required by the Majority Lenders, shall, to the extent permitted by applicable law, bring suit at law, in equity or otherwise for any available relief or purpose including but not limited to:

  (a)
  the specific performance of any covenant or agreement contained in the Loan Documents;

  (b)
  enjoining a violation of any of the terms of the Loan Documents;

  (c)
  aiding in the exercise of any power granted by the Loan Documents or by applicable law; or

  (d)
  obtaining and recovering judgment for any and all amounts due in respect of the Borrowings or amounts otherwise due hereunder or under the Loan Documents.

        9.6    Set-Off

        In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Agent and the Lenders are authorized at any time after the occurrence and during the continuance of an Event of Default and from time to time thereafter for so long as such Event of Default is continuing without prior notice to the Borrower or to any other person, any such prior notice being expressly waived by the Borrower, to set-off and to appropriate and to apply any and all deposits (general and special) and any other indebtedness at any time held by or owing by the Agent or such Lender to or for the credit of or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Agent or such Lender under this Agreement, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement, provided demand for payment to the extent required hereunder has been made.

        9.7    Cash Collateral Accounts

        Upon the occurrence of an Event of Default and for so long as such Event of Default is continuing and in addition to any other rights or remedies of the Lenders hereunder, the Agent, for the benefit of the Lenders hereunder, shall thereafter be entitled to deposit and retain in an account to be maintained by the Agent, and which for the purposes hereof shall be considered to be the Agent's account and not the Borrower's or Petro-Canada's account (bearing interest for the Borrower's or Petro-Canada's account at the rates of the Agent as may be applicable in respect of other deposits of similar amounts for similar terms), amounts which are received by the Agent from the Borrower or Petro-Canada to the extent that, and for so long as, such amounts may be required to satisfy any contingent or unmatured obligations or liabilities of the Borrower or Petro-Canada to the Agent and the Lenders under the Loan Documents.

        9.8    Lenders May Perform Covenants

        If an Event of Default has occurred and is continuing and the Borrower or Petro-Canada fails to perform any covenant on its part herein contained, the Agent may on behalf of the Lenders and with the approval of the Majority Lenders, without prior notice to the Borrower or Petro-Canada, perform any of the said covenants capable of being performed by it and, if any such covenant requires the payment or expenditure of money, it may make such payment or expenditure with its own funds on behalf of the Lenders and shall be entitled to reimbursement of any such expenditure from the Lenders on a Pro-Rata basis. All amounts so paid by the Agent hereunder shall be repaid by the Borrower or Petro-Canada, as applicable, on demand therefor, and shall bear interest at the rate set forth in

Section 5.4 from the date paid by the Agent hereunder to and including the date such amounts are repaid in full by the Borrower or Petro-Canada.

ARTICLE 10
EXPENSES AND INDEMNITIES

        10.1    Reimbursement of Expenses and Indemnity

        All statements, reports, certificates, opinions and other documents or information required to be furnished to the Agent or the Lenders by the Borrower and Petro-Canada under this Agreement shall be supplied by the Borrower and Petro-Canada without cost to the Agent or the Lenders and, in the case of Sections 8.1(n), 8.1(o), 8.1(p) and 8.1(q) and in any other circumstances where the Agent, acting reasonably, requests, the Borrower or Petro-Canada shall furnish sufficient copies of such items to the Agent for distribution to the Lenders to the extent the Borrower or Petro-Canada has not advised the Agent and the Lenders that such items are available electronically and is entitled hereunder to deliver such items electronically. In addition, the Borrower and Petro-Canada hereby agree to pay promptly to the Agent on demand all reasonable legal fees and all other reasonable out of pocket expenses which are incurred from time to time by the Agent in respect of the documentation, preparation, negotiation, execution, and administration of the Loan Documents (including Taxes payable in connection with the execution, delivery or enforcement of the Loan Documents) and the initial syndication of the Credit Facilities and all out-of-pocket expenses which are incurred from time to time by the Agent or the Lenders in respect of the enforcement of this Agreement and any other Loan Documents.

        10.2    Increased Cost

        If, subsequent to the date of this Agreement, the introduction of, any change in or the implementation of any applicable law, regulation, treaty or official directive or regulatory requirement of general application now or hereafter in effect (whether or not having the force of law) or any change in the interpretation or application thereof by any court or by any judicial or governmental authority charged with the interpretation or administration thereof, or if compliance by any Lender with any request from any central bank or other fiscal, monetary or other authority (whether or not having the force of law):

  (a)
  subjects a Lender to any Non-Excluded Tax or Other Tax for which the Lender is not entitled to be indemnified by the Borrower pursuant to Section 6.3, or changes the basis of taxation of payments due to such Lender or increases any existing Non-Excluded Tax or Other Tax for which the Lender is not entitled to be indemnified by the Borrower pursuant to Section 6.3, on payments of principal, interest or other amounts payable by the Borrower to such Lender under this Agreement unless, in any such case, such Tax is for the account of the Lender pursuant to Section 12.1;

  (b)
  imposes, modifies or deems applicable any reserve, special deposit, capital adequacy, regulatory or similar requirement against assets or liabilities held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for loans or commitments to fund loans; or

  (c)
  imposes on a Lender any other condition of general application which applies to this Agreement;

and the result of (a), (b) or (c) is, in the determination of such Lender acting reasonably and in good faith, to increase the cost to such Lender or to reduce the income or return (including, without limitation, return on capital) which is receivable by such Lender in respect of a Borrowing or standby fees payable pursuant to Section 5.5, such Lender shall promptly notify the Agent. The Agent shall promptly notify the Borrower in writing and the Borrower shall pay to the Agent for the benefit of such Lender that amount which compensates such Lender for such additional cost or reduction in income ("Additional Compensation") on the later of:

    (i)
    the next Libor Interest Date in the case of a Libor Loan, on the next date on which standby fees are payable under Section 5.5 in the case of standby fees and on the next Interest Date in any other case (and each such successive date, if applicable); and

    (ii)
    three (3) Business Days after receipt of such notice.

The Borrower shall not be obligated to pay any portion of such Additional Compensation accruing under this Section 10.2 for any period prior to the date on which the Agent, on behalf of such Lender, gives written notice to the Borrower that such Additional Compensation is so accruing or if such Lender is not generally collecting amounts which are the equivalent to Additional Compensation from other borrowers in similar circumstances to the Borrower where it is contractually entitled to do so. A certificate of an officer of such Lender setting forth the amount of the Additional Compensation must be submitted by the Agent to the Borrower and shall be prima facie evidence, in the absence of manifest error, of the amount of the Additional Compensation and shall set forth in reasonable detail the calculation of Additional Compensation being claimed and describe in reasonable detail the basis for such Additional Compensation. The Lender shall (where appropriate) use reasonable averaging and attribution methods in determining the amount of Additional Compensation to be paid by the Borrower under this Section 10.2. If the Agent notifies the Borrower that Additional Compensation is owed, the Borrower shall pay such Additional Compensation to the Agent for the account of such Lender and the Borrower shall have the right, upon written irrevocable prior notice of at least three (3) Business Days to the Agent at the Agent's Branch of Account, to make payment in full to the Agent for the account of such Lender in respect of the applicable Borrowing on the date specified in such notice together with accrued interest in respect of such Borrowing or to convert such Borrowing into another basis of Borrowing available under this Agreement.

        10.3    Illegality

        If, after the date hereof, the introduction of or any change in applicable law, regulation, treaty or official directive, or regulatory requirement (whether or not having the force of law) or in the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof, makes it unlawful, or prohibited for a Lender (in its opinion acting reasonably and in good faith) to make, to fund or to maintain the Borrowings or a portion of the Borrowings or to perform its obligations under this Agreement, the Lender may, by written notice to the Borrower through the Agent terminate its obligations under this Agreement to make such Borrowings or perform such obligations and the Borrower shall prepay such Borrowings forthwith (or at the end of such period as the Lender in its discretion agrees acting reasonably and in good faith) together with all accrued but unpaid interest and fees as may be applicable to the date of payment or, if any such Lender is not similarly affected with respect to any other basis of Borrowing, convert by notice to the Agent such Borrowings forthwith into any of such other basis of Borrowing available under this Agreement.

        10.4    Substitute Basis of Borrowing

        Libor Loans:    If, on or prior to any Interest Determination Date in respect of a Libor Loan, a Lender determines acting reasonably and in good faith (which determination is final, conclusive and binding upon the Borrower) that:

  (a)
  adequate and fair means do not exist for ascertaining the rate of interest on such Libor Loan;

  (b)
  the making or the continuation of such Libor Loan or a portion of such Libor Loan by such Lender has become impracticable by reason of circumstances which materially and adversely affect the London interbank market; or

  (c)
  deposits in U.S. Dollars are not available to such Lender in the London interbank market in sufficient amounts in the ordinary course of business for the applicable Libor Interest Period to make, fund or maintain such Libor Loan during such Libor Interest Period;

then, such Lender shall promptly notify the Agent and the Agent shall promptly notify the Borrower in writing of such determination setting forth the basis of such determination and such Lender shall not thereafter be obligated to provide such Libor Loan. The Borrower shall thereupon forthwith notify such Lender as to the substitute basis of Borrowing available under this Agreement which it has selected for such Libor Loan. If the Borrower has not so notified the Lender, such Libor Loan shall automatically be made as or converted at the end of the Libor Interest Period applicable to such Libor Loan to a U.S. Base Rate Loan in the case of Libor Loans denominated in U.S. Dollars for all purposes under this Agreement on the date falling two (2) Business Days subsequent to such Interest Determination Date.

        10.5    Funding Indemnity

        If, for any reason whatsoever and whether or not required or permitted pursuant to the provisions of this Agreement, the Borrower repays, prepays, converts or cancels a Libor Loan other than on the last day of a Libor Interest Period applicable to such Libor Loan, the Borrower shall indemnify the applicable Lender for any loss or expense incurred by such Lender including, without limitation, any loss of profit or expenses such Lender incurs by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to maintain the Libor Loan or any increased interest or other charges payable to lenders of funds borrowed in order to maintain such Libor Loan together with any other out-of-pocket charges, costs or expenses incurred by such Lender relative thereto. A certificate of such Lender (acting reasonably and prepared in good faith) setting out the basis for the determination of the amount necessary to indemnify such Lender shall be prima facie evidence thereof.

        10.6    General Indemnity

        Each of the Borrower and Petro-Canada, as the case may be, hereby covenants with the Agent and each Lender that it shall at all times hereafter keep the Agent and such Lender indemnified and held harmless from and against all suits (whether founded or unfounded), actions, proceedings, judgments, demands or claims instituted or made against the Agent or such Lender, and all costs, losses, liabilities, damages and expenses (including all reasonable legal fees on a solicitor and his own client basis) incurred by the Agent or such Lender in any way relating to, arising out of, or incidental to any Environmental Laws or Environmental Liabilities or any default by the Borrower or Petro-Canada, as the case may be, under any provision of any of the Loan Documents (collectively, the "Damages"). This indemnity shall extend to the officers, directors, employees, agents, shareholders and assignees of the Agent and each Lender (each such person, together with the Agent and each Lender, an "Indemnified Party") but shall not apply to Damages arising from or attributable to the wilful misconduct or negligence of any Indemnified Party.

        If any claim (in this Section 10.6 referred to as a "Claim") shall be asserted by any person against an Indemnified Party which may give rise to Damages, the Indemnified Party shall promptly notify the Borrower and Petro-Canada in writing of all particulars of such Claim upon learning of same. The failure to give any such notice, however, shall not affect the Borrower's and Petro-Canada's liability to indemnify the Indemnified Party except to the extent such failure adversely affects the Borrower's and Petro-Canada's ability to defend, object to, oppose or contest that Claim.

        The Borrower and Petro-Canada shall at all times have the right, if no Event of Default has occurred and is continuing, at its sole expense, to resist, defend and compromise any Claim in the name of the Indemnified Party, by legal counsel acceptable to the Indemnified Party, acting reasonably, who will co-operate in such defence on a reasonable basis; provided that the Indemnified Party shall have the right to participate in the defense or compromise of any Claim by other legal counsel of its choosing if the Indemnified Party, acting reasonably, determines it should so participate; provided that the fees and disbursements of such other counsel shall be for the account of such Indemnified Person unless:

  (a)
  the Borrower or Petro-Canada and the Indemnified Party shall have mutually agreed to the retention of counsel;

  (b)
  the named parties to such proceedings include the Borrower, Petro-Canada or a Subsidiary thereof and the Indemnified Party and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them; or

  (c)
  the Borrower or Petro-Canada has failed to assume the defense of the Claim in a timely manner or to continue to defend the Claim diligently and reasonably throughout the period while such Claim exists.

The Indemnified Party shall not effect any settlement or compromise of any Claim without the written consent of the Borrower or Petro-Canada, as the case may be, which consent shall not be unreasonably withheld or delayed. If the Borrower or Petro-Canada exercises its rights under this Section 10.6, it shall not compromise or otherwise settle a Claim without the consent of the Indemnified Party suffering such Claim, which consent shall not be unreasonably withheld or delayed. The inability of the Borrower or Petro-Canada to pay such Claim in full shall constitute a sufficient reason to withhold such consent.

        Neither the Borrower nor Petro-Canada shall, in connection with any Damages in the same jurisdiction, be liable for the fees and expenses of more than one separate legal firm for the Indemnified Parties unless such representation by the same legal counsel would be inappropriate due to actual or potential differing interests or the employment thereof has been specifically authorized by the Borrower or Petro-Canada in writing and such firm or firms shall be designated in writing by the Agent on behalf of each Indemnified Party.

ARTICLE 11
THE AGENT AND THE LENDERS

        11.1    Authorization

        Each Lender irrevocably appoints and authorizes the Agent to exercise such powers, perform such duties, take such actions, make such decisions and determinations and give such consents under the Loan Documents as are required to be exercised, performed, taken, made, given or otherwise carried out by the Agent hereunder or under any other agreement between the Lenders, together with all powers reasonably incidental thereto. As to any matters not expressly required by this Agreement or by any other agreement between the Lenders to be carried out by the Agent, the Agent is not required to exercise any discretion or take or to refrain from taking any action except upon the written instructions of the Majority Lenders. Notwithstanding anything to the contrary in this Agreement, the Agent shall not be required to exercise any discretion or to take or to refrain from taking any action in any manner which is contrary to the Loan Documents or to applicable law.

        11.2    Responsibility of Agent

        The Agent makes no representations or warranties and accepts no responsibility with respect to the due execution, legality, validity, sufficiency, enforceability or priority of any of the Loan Documents nor with respect to the due execution, legality, validity, sufficiency, enforceability, accuracy or authenticity of any documents, papers, materials or other information furnished by the Borrower or Petro-Canada (or any other person, including any Designated Subsidiary or the Agent) in connection with the Loan Documents, whether provided before or after the date of this Agreement. The Agent shall not incur any liability to the Lenders under or in respect of the Loan Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct. The Agent does not assume any responsibility for the payment of any of the Borrowings or other amounts outstanding hereunder by the Borrower or Petro-Canada.

        11.3    Acknowledgement of Lenders

        Each Lender acknowledges to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and Petro-Canada and accordingly each Lender confirms to the Agent that it has not relied, and will not hereafter rely, on the Agent:

  (a)
  Information:    to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or Petro-Canada or any Subsidiary or in connection with the Loan Documents (whether or not such information has been or is hereafter circulated to such Lender by the Agent);

  (b)
  Performance:    to inquire as to the performance by the Borrower or Petro-Canada or any Subsidiary of its obligations under the Loan Documents; or

  (c)
  Credit Review:    to assess or keep under review on its behalf the financial condition, creditworthiness, affairs, status or nature of the Borrower or Petro-Canada or any Subsidiary.

        11.4    Rights and Obligations of Each Lender

        The rights and obligations of each Lender under this Agreement are several and no Lender shall be obligated to make Accommodations available to the Borrower in excess of such Lender's Commitment. The failure of a Lender to perform its obligations under this Agreement shall neither:

  (a)
  result in any other Lender incurring any liability whatsoever; nor

  (b)
  relieve any of the other Lenders from their respective obligations under any Loan Document to which they are a party or relieve the Borrower or Petro-Canada or any Subsidiary from its obligations to such other Lenders.

Nothing contained herein or in any other Loan Document nor any action taken pursuant hereto or thereto shall be deemed to constitute the Lenders a partnership, joint venture or any other similar entity.

        11.5    Determinations by Lenders

  (a)
  Lenders' Determinations.    Where the provisions of this Agreement provide that any waiver of or any amendment to any provision of the Loan Documents may be made or any action, consent or other determination in connection with the Loan Documents may be taken or given, with the consent or agreement of the Majority Lenders or "the Lenders" and not "all the Lenders", then any such waiver, amendment, action, consent or determination so made, so taken or so given with the consent or agreement of the Majority Lenders shall be binding on all of the Lenders and all of the Lenders shall cooperate in all ways necessary or desirable to implement and effect such waiver, amendment, action, consent or determination.

  (b)
  Deemed Non-Consent.    If the Agent delivers a written notice to a Lender requesting advice from such Lender as to whether it consents or objects to any matter in connection with the Loan Documents, then, except as otherwise expressly provided herein, if such Lender does not deliver to the Agent its written consent or objection to such matter within fifteen (15) Business Days of the delivery of such written notice by the Agent to such Lender, such Lender shall be deemed not to have consented thereto upon the expiry of such fifteen (15) Business Day period.

        11.6    Notices between the Lenders, the Agent and the Borrower and Petro-Canada

        All notices by the Lenders to the Agent shall be through the Agent's Branch of Account and all notices by the Agent to a Lender shall be through such Lender's Branch of Account. All notices or communications between the Borrower or Petro-Canada and the Lenders which are required or contemplated pursuant to the Loan Documents shall be given or made through the Agent at the Agent's Branch of Account.

        11.7    Agent's Duty to Deliver Documents

        Other than as specifically provided for herein, the Agent shall within five (5) Business Days deliver to each Lender, at its Branch of Account, such documents, papers, materials and other information as are furnished by the Borrower or Petro-Canada to the Agent on behalf of such Lender pursuant to this Agreement or provide notice that the same are available electronically, and the Borrower and Petro-Canada shall provide the Agent with sufficient copies of all such information for such purpose. The Agent shall make requests of the Borrower and Petro-Canada pursuant to Section 8.1(r) from time to time on behalf of a Lender for such information as such Lender may from time to time reasonably request.

        11.8    Arrangements for Borrowings

        The Agent shall promptly give written notice to each Lender at its Branch of Account upon receipt by the Agent of any notice given pursuant to any of Sections 3.3, 3.5, 3.7, 3.8 or 4.3. The Agent shall advise each such Lender of the amount, date and details of each Accommodation and of such Lender's participation in each such Accommodation. At or before 1:00 p.m. (Chicago time) on the Drawdown Date, Conversion Date or Rollover Date, as the case may be each Lender will make its Pro-Rata Share of Accommodations by way of Loans available to the Borrower at the Agent's Account for Payments by forwarding to the Agent the amount of Loans required to be made available by such Lender.

        11.9    Arrangements for Repayment of Borrowings

  (a)
  Prior to Acceleration.    Prior to the delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 9.1(c) or 9.1(d), upon receipt by the Agent of payments from the Borrower on account of principal, interest, fees or any other payment made to the Agent on behalf of the Lenders, the Agent shall pay over to each Lender at its Branch of Account the amount to which it is entitled under this Agreement and shall use its best efforts to make such payment to such Lender on the same Business Day on which such payment is received by the Agent. If the Agent does not remit any such payment to a Lender on the same Business Day as such payment is received by the Agent, the Agent shall pay interest thereon to such Lender until the date of payment at a rate determined by the Agent (such rate to be conclusive and binding on such Lender) in accordance with the Agent's usual banking practice in respect of deposits of amounts comparable to the amount of such payment which are received by the Agent at a time similar to the time at which such payment is received by the Agent.

  (b)
  Subsequent to Demand and Acceleration.    Following the delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 9.1(c) or 9.1(d), the Lenders shall share any payments subsequently received in accordance with Section 9.4 of this Agreement.

        11.10    Repayment by Lenders to Agent

  (a)
  Where Borrower Fails to Pay.    Unless the Agent has been notified in writing by the Borrower at least one (1) Business Day prior to the date on which any payment to be made by the Borrower hereunder is due that the Borrower does not intend to remit such payment, the

    Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to the amount of such payment which is due to such Lender pursuant to this Agreement. If the Borrower does not in fact remit such payment to the Agent, the Agent shall promptly notify each Lender and each such Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender) in accordance with the Agent's usual banking practice for similar advances to financial institutions of like standing to such Lender.

  (b)
  Where a Lender Fails to Pay.    Unless the Agent has been notified in writing by a Lender at least one (1) Business Day prior to a Drawdown Date, Conversion Date or Rollover Date that such Lender does not intend to make available the amount required to be made available by such Lender pursuant to this Agreement on such Drawdown Date, Conversion Date or Rollover Date, the Agent may, in its discretion, assume that such Lender has remitted funds to the Agent in an amount equal to the amount required to be made available by such Lender pursuant to this Agreement and the Agent may, in its discretion and in reliance upon such assumption, make available to the Borrower on such Drawdown Date, Conversion Date or Rollover Date an amount equal to the amount required to be made available by such Lender pursuant to this Agreement. If a Lender does not in fact remit such funds to the Agent, the Agent shall promptly notify such Lender and such Lender shall forthwith remit such funds to the Agent, failing which the Borrower shall forthwith on demand repay to the Agent (without prejudice to the Borrower's rights against such Lender) the amount made available by the Agent on behalf of such Lender, in each case together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender or the Borrower, as the case may be) in accordance with the Agent's usual banking practice for similar advances to financial institutions of like standing to such Lender.

        11.11    Adjustments Among Lenders

  (a)
  Adjustments to Outstanding Borrowings.    Each Lender agrees that, after the delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 9.1(c) or 9.1(d), it will at any time and from time to time upon the request of the Agent as required by any Lender purchase portions of the Borrowings made available by the other Lenders which remain outstanding and make any other adjustments which may be necessary or appropriate, in order that the amount of Borrowings made available by each Lender which remain outstanding, as adjusted pursuant to this Section 11.11, will be in the same proportion as the Pro-Rata Share of each such Lender.

  (b)
  Application of Payments.    The Lenders agree that, after the delivery of an Acceleration Notice or the occurrence of an Event of Default specified in Section 9.1(c) or 9.1(d), the amount of any repayment made by the Borrower in respect of Borrowings, and the amount of any proceeds from the exercise of any rights or remedies of the Lenders under the Loan Documents, which are to be applied against amounts owing hereunder, will be so applied in a manner so that to the extent possible the amount of Borrowings made available by each Lender which remain outstanding after giving effect to such application will be in the same proportion as the Pro-Rata Share of each such Lender.

  (c)
  Receipt of Payments other than Borrowings.    Notwithstanding anything contained in this Section 11.11, there shall not be taken into account for the purposes of computing any amount payable to any Lender pursuant to this Section 11.11, any amount which a Lender receives as a result of any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any monies owing by the Borrower or Petro-Canada to such Lender other than on account of liabilities arising under the Loan Documents; provided that, if at any time a Lender receives any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of monies owing or payable to it by the Borrower or Petro-Canada in respect of liabilities of the Borrower or Petro-Canada arising under the Loan Documents, such Lender shall purchase portions of the applicable Borrowings made available by the other Lenders which remain outstanding to the extent required pursuant to Section 11.11(a).

  (d)
  Further Assurances.    The Borrower and Petro-Canada agree to be bound by and, at the request of the Agent, to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 11.11 but shall incur no increased liabilities, in aggregate, by reason thereof.

        11.12    Lenders' Consents to Waivers, Amendments, etc.

  (a)
  Unanimous Consent.    Any waiver of or any amendment to a provision of the Loan Documents which relates to:

  (i)
  a change in the types of Borrowings, decreases in interest rates, standby fees, Utilization Fees, the Margin, decreasing the amount of any payments payable by the Borrower to the Lenders under this Agreement or any waiver of the time of payment of any amounts payable to the Lenders under this Agreement;

  (ii)
  an increase or decrease in the Commitment of any Lender other than as provided for herein;

  (iii)
  an assignment or transfer by the Borrower of any of its rights and obligations under this Agreement other than as provided for herein;

  (iv)
  a change in the definition of "Majority Lenders", "Maturity Date", "Designated Subsidiary" or any other definition to the extent relevant to any of the other provisions of this Section 11.12(a);

  (v)
  any matter which, pursuant to the Loan Documents, specifically requires the consent or agreement of all of the Lenders;

  (vi)
  the provisions of Section 8.2 or this Section 11.12(a); or

  (vii)
  an Event of Default under Section 9.1(a) or 9.1(b);

    shall bind the Lenders only if such waiver or amendment is agreed to in writing by all of the Lenders. In addition, any waiver of or amendment to any provision of the Loan Documents which relates to an increase in the Commitment of any Lender shall bind that Lender only if agreed to in writing by such Lender.

  (b)
  Majority Consent.    Subject to Sections 11.12(a) and 11.12(c) and except as otherwise provided in the Loan Documents, any waiver of or any amendment to any provision of the Loan Documents and any action, consent or other determination in connection with the Loan Documents shall bind all of the Lenders if such waiver, amendment, action, consent or other determination is agreed to in writing by the Majority Lenders.

  (c)
  Agent Approval.    Subject to Section 11.12(a) and except as otherwise provided in the Loan Documents, any determination, consent, approval or other action made by the Agent hereunder pursuant to any provision which states that such action shall or may be taken by the Agent shall bind all of the Lenders.

  (d)
  Agent Consent.    Any waiver of or any amendment to any provision of the Loan Documents which relates to the rights or obligations of the Agent in its capacity as Agent shall require the agreement of the Agent thereto.

        11.13    Reimbursement of Agent's Expenses

        Each Lender agrees that it will indemnify the Agent for its Pro-Rata Share of any and all costs, expenses and disbursements (including, without limitation, those costs and expenses referred to in Section 10.1) which may be incurred or made by the Agent in good faith in connection with the Loan Documents, and agrees that it will, on written demand, reimburse the Agent for any such costs, expenses or disbursements for which the Agent is not promptly reimbursed at any time by the Borrower or Petro-Canada. The Agent may refrain from exercising any right, power or discretion or taking any action to protect or enforce the rights of any Lender under the Loan Documents until it has been so reimbursed.

        11.14    Reliance by Agent on Notices, etc.

        The Agent shall be entitled:

  (a)
  Reliance on Written Documents:    to rely upon any writing, letter, notice, certificate, telex, facsimile copy, cable, statement, order or other document believed by the Agent to be genuine and correct and to have been signed, sent or made by the proper person or persons; and

  (b)
  Reliance on Legal Advice:    with respect to legal matters, to act upon advice of legal advisors selected by the Agent concerning all matters pertaining to the Loan Documents and the Agent's duties thereunder;

and the Agent shall assume no responsibility and shall incur no liability to any Lender by reason of relying on any such document or acting on any such advice.

        11.15    Relations with Borrower and Petro-Canada

        Except for the transactions provided for in this Agreement, each Lender may deal with the Borrower and Petro-Canada in all transactions and generally do any banking business with or provide any financial services to the Borrower and Petro-Canada without having any liability to account to the other Lenders therefor. With respect to the Agent's Commitment and Pro-Rata Share with respect thereto, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

        11.16    Sharing of Information

        Subject to Section 12.2, the Borrower and Petro-Canada authorize the Agent and each Lender to share among each other any information possessed by it regarding the Borrower or Petro-Canada or any Subsidiary or the Loan Documents. The Agent and each Lender agrees to keep the Loan Documents and all information provided by the Borrower or Petro-Canada or any Subsidiary confidential and shall not disclose such information to any person whatsoever (other than as provided for herein and other than to employees and professional advisors in the necessary course of business).

        11.17    Successor Agent

        Subject to the appointment and acceptance of a successor agent as provided in this Section 11.17, the Agent may resign at any time by giving written notice thereof to each of the Lenders and the Borrower, and the Agent may be removed at any time for cause by the Lenders other than the Agent in its capacity as a Lender (the "Remaining Lenders") provided that Remaining Lenders holding Commitments of eighty percent (80%) or more of the aggregate of the Commitments of all the Remaining Lenders consent to such removal. Upon any such resignation or removal, the Remaining Lenders shall appoint a successor agent; provided that the Borrower shall provide its written approval of the successor agent (such approval not to be unreasonably withheld). Any successor agent appointed under this Section 11.17 shall be a Lender which has offices in Chicago, Illinois or New York, New York. If no successor agent shall have been appointed by the Remaining Lenders and shall have accepted such appointment within thirty (30) days after the retiring agent's giving of notice of resignation or the Remaining Lenders' removal of the retiring agent, then the retiring agent may, on behalf of the Lenders and with the written approval of the Borrower (such approval not to be unreasonably withheld), appoint a successor agent. Upon the acceptance of any appointment as Agent by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent as Agent, and the retiring agent shall be discharged from its duties and obligations under this Agreement as Agent. After any retiring agent's resignation or removal hereunder as the Agent, the provisions of this Agreement shall continue in effect for its benefit and for the benefit of the Lenders in respect of any actions taken or omitted to be taken by the retiring agent while it was acting as the Agent.

        11.18    Dealing with the Agent

        In the absence of actual knowledge of a lack of authority of the Agent to act for and on behalf of the Lenders in respect of any matter hereunder or under the Loan Documents, the Borrower and Petro-Canada shall be entitled to conclusively assume that any certificate, directive or other writing of the Agent for and on behalf of the Lenders in connection with such matter has been duly authorized by the Lenders in accordance with this Agreement.

        11.19    Indemnity of Agent

        Each Lender hereby agrees to indemnify the Agent (to the extent either not reimbursed by the Borrower or Petro-Canada or not paid for by the Borrower pursuant to Section 5.6), as to its Pro-Rata share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under or in respect of this Agreement or the other Loan Documents provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Pro-Rata share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

ARTICLE 12
SUCCESSORS AND ASSIGNS AND JUDGMENT CURRENCY

        12.1    Successors and Assigns

        Subject to Section 8.1(y), the Borrower may not assign its rights or obligations hereunder without the prior written consent of all of the Lenders. If an Event of Default has occurred and is continuing, a Lender may, with the prior consent of the Agent (such consent not to be unreasonably withheld) and upon payment to the Agent (for the benefit of the Agent) of U.S. $3,500 but without the Borrower's or Petro-Canada's consent, assign in whole or in part their rights and obligations under this Agreement and the other Loan Documents. If no Event of Default has occurred and is continuing, a Lender may, at its sole cost and expense, with the prior consent of the Agent and the Borrower and Petro-Canada (such consents not to be unreasonably withheld) and upon payment to the Agent (for the benefit of the Agent) of U.S. $3,500, assign in whole or in part its rights and obligations under this Agreement and the other Loan Documents to another financial institution where such Lender assigns a minimum aggregate amount of its Commitment of at least U.S. $10,000,000 and in whole multiples of U.S. $1,000,000 thereafter and would thereafter, where such assignment is for less than its entire Commitment, retain for its own account a Commitment of at least U.S. $10,000,000. Notwithstanding the foregoing and without the consent of the Borrower or Petro-Canada or the Agent but subject to the immediately preceding sentence, a Lender may, at any time, assign all or any part of its Commitment to an Affiliate of such Lender provided that any increased cost to the Borrower or Petro-Canada howsoever arising, including as a result of the residency of such Affiliate, will be the sole obligation of such Lender. Upon any assignment by a Lender to an assignee permitted by this Section 12.1 (a "Permitted Assignee") in accordance with the provisions of this Section 12.1, such Lender shall cause such Permitted Assignee to execute a Lender Assignment Agreement and to be substituted for such Lender in respect of the whole or any part of its rights and obligations under the Loan Documents which are so assigned and such Lender shall, as of the effective date thereof and except in the case of an assignment to an Affiliate where the consent, not to be unreasonably withheld, of the Borrower and Petro-Canada to a release shall be required, be released from its obligations to the Borrower hereunder arising subsequent to such date to the extent thereof. Any such assignment shall not increase, in aggregate, the liabilities of the Borrower or Petro-Canada hereunder and, for greater certainty, no Permitted Assignee shall be entitled to receive any greater payment under Section 6.3(a) or Section 10.2(a) than the Lender assigning such interest would have been entitled to receive with respect to the rights assigned unless such assignment shall have been made at a time when the circumstances giving rise to such greater payment did not exist. The Agent, at the request of the Borrower and in addition to the Agent's obligations under Section 4.6(a) to maintain the Accounts, shall maintain a register (the "Register") on which the Agent will record each Lender's Commitment, and annexed to which the Agent shall retain a copy of any Lender Assignment Agreement delivered to the Agent pursuant to this Section 12.1. The entries in the Register shall be conclusive (provided, however, that any failure to make any recordation, or any error in such recordation, shall be corrected by the Agent upon notice or discovery thereof), and the Borrower, the Agent and the Lenders shall treat each person in whose name a Commitment is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender's Commitment, the Loans made pursuant thereto and the Notes, if any, evidencing such Loans may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender's Commitment, the Loans made pursuant thereto and the Notes, if any, evidencing such Loans shall be registered in the Register only upon delivery to the Agent of the Lender Assignment Agreement. No assignment or transfer of a Lender's Commitment, the Loans made pursuant thereto and the Notes, if any, evidencing such Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Agent as provided in this Section 12.1. Nothing in this Section 12.1 shall restrict a Lender from the sale of participations in all or any part of the Borrowings made or to be made by it; provided that any increased costs to the Borrower as a result of any such participation shall be for the sole account of such Lender and that the selling Lender shall continue to be obligated as a Lender hereunder in all respects notwithstanding any such participation. The selling Lender shall act on behalf of all of its participants in all dealings with the Borrower in respect of the Credit Facility and no person who acquires a participation shall have any voting or consent rights with respect to any matter requiring the Lender's consent hereunder. A person who acquires a participation in Borrowings hereunder shall have no standing as a Lender under the Loan Documents and shall not acquire as a result thereof any rights or benefits under any of the Loan Documents in relation to the Borrower or Petro-Canada and its Subsidiaries. Each Lender that sells a participation in any Loan, Commitment or other interest to a participant shall record in book entries maintained by such Lender the name and amount of the participation of each participant entitled to receive payments in respect of such participation.

        12.2    Exchange and Confidentiality of Information

        Each of the Lenders and the Agent acknowledges the confidential nature of the financial, operational and other information, reports and data provided and to be provided to them by the Borrower and Petro-Canada and its Subsidiaries pursuant to this Agreement including, without limitation, any confidential information obtained pursuant to Section 8.1(r) (the "Information") and agrees to hold the Information in confidence and shall not discuss or disclose or allow access to, or transfer or transmit the Information to any person, provided however that:

  (a)
  each of the Lenders and the Agent may disclose all or any part of the Information if such disclosure is required by any applicable law or regulation, or by applicable order, policy or directive having the force of law, to the extent of such requirement, or is required in connection with any actual or threatened judicial, administrative or governmental proceeding, including, without limitation, proceedings initiated under or in respect of this Agreement, provided that in any such circumstance (other than disclosure to governmental regulators conducting examinations of a Lender's loan portfolio or to the extent such disclosure is prohibited by law) the Lenders and the Agent, as soon as reasonably practicable, shall advise the Borrower or Petro-Canada of their obligation to disclose such Information in order to enable the Borrower or Petro-Canada, if it so chooses, to attempt to ensure that any such disclosure is made on a confidential basis;

  (b)
  each of the Lenders and the Agent may disclose Information to each other and to any Permitted Assignees or participants and to their respective counsel, agents, employees and advisors; provided that in the case of a participant, the participant has provided the Agent or the applicable Lender, as the case may be, with the written agreement referred to in Section 12.2(c) and, in the case of any such agents and advisors, the Agent or the applicable Lender shall advise such person of the confidential nature of the Information;

  (c)
  each of the Lenders and the Agent may disclose and discuss the Information with credit officers of any potential Permitted Assignees for the purposes of assignment pursuant to Section 12.1 or any participant for the purposes of a participation; provided that such potential Permitted Assignee or participant shall have, for the benefit of the Borrower and Petro-Canada, previously provided to the Agent or the applicable Lender, as the case may be, its written agreement to hold the Information under the same obligations of confidentiality as set forth in this Section 12.2 at all times prior to and, if applicable, after becoming a Permitted Assignee or participant;

  (d)
  each of the Lenders and the Agent may disclose all or any part of the Information so as to enable such Lender or the Agent to initiate any lawsuit against the Borrower or Petro-Canada or to defend any lawsuit commenced by the Borrower or Petro-Canada with respect to or arising from the Loan Documents, the issues of which are directly or indirectly related to the Information, but only to the extent such disclosure is necessary or desirable to the initiation or defense of such lawsuit; and

  (e)
  each of the Lenders and the Agent may disclose Information to any person with the prior written consent of the Borrower or Petro-Canada, as the case may be.

Notwithstanding the foregoing, "Information" shall not include any such information:

  (f)
  which is or becomes readily available to the public (other than by a breach hereof or by a breach of an obligation of confidentiality imposed on a Permitted Assignee or participant or other person referred to in this Section 12.2) or which has been made readily available to the public by the Borrower or Petro-Canada;

  (g)
  which the Agent or any Lender can show was, prior to receipt thereof from the Borrower or Petro-Canada, lawfully in the Agent's or the Lender's possession and not then subject to any obligation on its part to or for the benefit of the Borrower to maintain confidentiality; or

  (h)
  which the Agent or any Lender received from a third party, prior to receipt thereof from the Borrower or Petro-Canada, which was not, to the knowledge of the Agent or such Lender after due enquiry, subject to a duty of confidentiality to or for the benefit of the Borrower or Petro-Canada at the time the Information was so received.

        12.3    Judgment Currency

        If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement it becomes necessary to convert into the currency of such jurisdiction (herein called the "Judgment Currency") any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose "rate of exchange" means the spot rate at which the Agent will, on the relevant date at or about 12:00 o'clock noon (Toronto, Ontario time), sell such currency in Chicago, Illinois against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower or Petro-Canada will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Agreement in such other currency. Any additional amount due from the Borrower or Petro-Canada under this Section 12.3 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

ARTICLE 13
INDEMNITY

        13.1    Indemnity

        Notwithstanding anything else contained in this Agreement and notwithstanding that Petro-Canada, as a partner in the Borrower, is jointly and severally liable for the debts and liabilities of the Borrower under this Agreement but, for lack of doubt, not in lieu of or in substitution for such joint and several liability, but rather in addition thereto, Petro-Canada hereby irrevocably, absolutely and unconditionally agrees to indemnify the Agent and the Lenders against all demands, claims, actions, causes of action, suits, debts, assessments, losses, costs, expenses, liabilities and damages of every nature and kind whatsoever, including, without limitation, interest (including court ordered interest), penalties, accounts and legal counsel's fees and disbursements on a solicitor and his own client, full indemnity basis, which may be sustained, suffered or incurred by the Agent or the Lenders in connection with a failure of any kind or nature whatsoever on the part of the Borrower to fully, promptly and punctually pay and perform its obligations arising pursuant to or in respect of the Credit Agreement and the other Loan Documents (such obligations collectively herein called the "Obligations").

        13.2    Evidence of Accounts

        Any account settled or stated between the Agent and the Lenders and the Borrower shall be accepted by Petro-Canada as prima facie evidence that the amount thereby appearing due by Petro-Canada to the Lenders is so due.

        13.3    Waiver of Defenses

        The liability of Petro-Canada under this Indemnity shall be irrevocable, unconditional and absolute, and, without limiting the generality of the foregoing, the obligations of Petro-Canada shall not be released, discharged, limited or otherwise affected by, and Petro-Canada hereby waives as against the Agent and the Lenders to the fullest extent permitted by applicable law, any defence to the performance of its obligations under this Indemnity relating to:

  (a)
  any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Obligation or otherwise;

  (b)
  any increase or decrease in the Borrowings available under the Credit Agreement pursuant to any provision thereof or any other modification or amendment of or supplement to the Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable in respect thereof;

  (c)
  any defence based upon any incapacity, disability or lack or limitation of status or power of the Borrower or Petro-Canada or of the directors, officers, employees, partners or agents thereof, or that the Borrower or Petro-Canada may not be a legal entity, or any irregularity, defect or informality in the borrowing or obtaining of moneys or credits in respect of the Obligations;

  (d)
  any change in the existence, structure, constitution, name, control or ownership of the Borrower or Petro-Canada or other person, or any insolvency, bankruptcy, amalgamation, merger, reorganization or other similar proceeding affecting the Borrower or Petro-Canada or other person or the assets of the Borrower or Petro-Canada or of such other person;

  (e)
  the existence of any claim, set off or other rights which Petro-Canada may have at any time against the Borrower, any of the Lenders, the Agent or any other person, whether in connection with the Obligations or any unrelated transactions;

  (f)
  any release or non perfection or any invalidity, illegality or unenforceability relating to or against the Borrower, Petro-Canada or any other person, whether relating to any instrument evidencing the Obligations or any other agreement or instrument relating thereto or any part thereof or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, Petro-Canada or any other person of any of the Obligations;

  (g)
  any limitation, postponement, prohibition, subordination or other restriction on the rights of the Agent or any of the Lenders to payment of the Obligations or to take any steps in respect thereof;

  (h)
  any release, substitution or addition of any co signer, endorser, other guarantor or any other person in respect of the Obligations;

  (i)
  any defence arising by reason of any failure of the Agent or any of the Lenders to make any presentment, demand for performance, notice of non performance, protest, and any other notice, including notice of acceptance of this Indemnity, partial payment or non payment of all or any part of the Obligations, and the existence, creation, or incurring of new or additional Obligations;

  (j)
  any defence arising by reason of any failure of the Agent or the Lenders to proceed against the Borrower or any other person, to proceed against, apply or exhaust any security held from the Borrower, Petro-Canada or any other person for the Obligations, or to proceed against or to pursue any other remedy in the power of the Agent or any Lender whatsoever;

  (k)
  any defence arising by reason of any incapacity, lack of authority, or similar defence of the Borrower, Petro-Canada or any other person, or by reason of the cessation from any cause whatsoever (other than actual payment in full) of the liability of the Borrower, Petro-Canada or any other person with respect to all or any part of the Obligations, or by reason of any act or omission of the Agent or any Lender or others which directly or indirectly results in the discharge or release of the Borrower, Petro-Canada or all or any part of the Obligations or any security, or guarantee therefor, whether by operation of law or otherwise;

  (l)
  any defence arising by reason of any failure by the Agent or any Lender to obtain, perfect or maintain a perfected (or any) security interest in or lien or encumbrance upon any property of the Borrower, Petro-Canada or any other person or by reason of any interest of the Agent or any Lender in any property, whether as owner thereof or the holder of a security interest therein or lien or encumbrance thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment by the Agent or any Lender of any right to recourse or collateral;

  (m)
  any defence arising by reason of the failure of the Agent or any Lender to marshall any assets;

  (n)
  any dealing whatsoever with the Borrower, Petro-Canada or other person or any security, whether negligently or not, or any failure to do so;

  (o)
  any defence based upon or arising out of any winding up, receivership, bankruptcy, insolvency, reorganization, moratorium, arrangement. readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower, Petro-Canada, or any other person, including any discharge of, or bar against collecting, any of the Obligations, in or as a result of any such proceeding;

  (p)
  any reorganization, moratorium, arrangement or compromise of any or all of the obligations of the Borrower or Petro-Canada including, without limitation, the Obligations or any transaction including, without limitation, any consolidation, arrangement, transfer, sale, lease or other disposition, whereby all or any part of the undertaking, property and assets of the Borrower or Petro-Canada become the property of any other person or persons;

  (q)
  any extinguishment of all or any of the Obligations for any reason whatsoever (other than the actual satisfaction thereof); or

  (r)
  any other circumstances which might otherwise constitute a defence available to, or a discharge of Petro-Canada, any other act or omission to act or delay of any kind by the Borrower, the Agent or any Lender, Petro-Canada or any other person or any other circumstance whatsoever, whether similar or dissimilar to the foregoing, which might, but for the provisions of this Section 13.3, constitute a legal or equitable discharge, limitation or reduction of the obligations of Petro-Canada hereunder (other than the payment or satisfaction in full of all of the Obligations).

The foregoing provisions apply (and the foregoing waivers shall be effective) even if the effect is to destroy or diminish Petro-Canada's subrogation rights, Petro-Canada's right to proceed against the Borrower for reimbursement, Petro-Canada's right to recover contribution from any other guarantor or any other right or remedy.

        13.4    Postponement

        All indebtedness and liability, present and future, of the Borrower to Petro-Canada is hereby postponed to the Obligations. All payments received by Petro-Canada from the Borrower in respect of such indebtedness and liability subsequent to the occurrence of an Event of Default which is continuing shall be received by Petro-Canada in trust for the Agent for itself and the rateable benefit of the Lenders and shall be paid over to the Agent forthwith upon receipt thereof by Petro-Canada to be applied against the Obligations in such manner as the Agent sees fit, the whole without in any way limiting or lessening the liability of Petro-Canada under this Indemnity.

        13.5    No Waiver

        No delay on the part of the Agent or the Lenders in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. No amendment or waiver of any of the rights of the Agent or the Lenders hereunder shall be deemed to be made by the Agent or the Lenders unless the same shall be in writing, duly signed on behalf of the Agent and the Lenders and each such waiver, if any, shall apply only with respect to the specific instance involved and for the specific purpose for which given, and shall in no way impair the rights or liabilities of the Agent or any Lender or Petro-Canada hereunder in any other respect at any other time.

        13.6    Deemed Existence

        If at any time, all or any part of any payment previously applied by the Agent or any Lender to any Obligation is or must be rescinded or returned by the Agent or any Lender for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, or reorganization of the Borrower), such Obligation shall, for the purpose of this Indemnity, to the extent that such payment is rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent or any Lender, and this Indemnity shall continue to be effective or be reinstated, as the case may be, as to such Obligation, all as though such application by the Agent or any Lender had not been made.

        13.7    Other Securities

        This Indemnity is in addition to and not in substitution for any other indemnity, guarantee or other securities by whomsoever given at any time held by the Agent or any Lender for any present or future Obligations and the Agent or any Lender shall at all times have the right to proceed against or realize upon all or any portion of any other guarantees or securities or any other money or assets to which the Agent or any Lender may become entitled or have a claim in such order and in such manner as the Agent or any Lender in its sole and unfettered discretion may deem fit.

        13.8    Continuing Indemnity

        This Indemnity is a continuing guarantee, shall remain in full force and effect in accordance with its terms until payment in full of all amounts payable under this Indemnity and shall be binding upon Petro-Canada, its successors and permitted assigns.

        13.9    Enforcement of Indemnity

        The obligations of Petro-Canada under this Indemnity shall be enforceable by the Agent and the Lenders upon demand by the Agent for payment of the Obligations without the necessity of any action or recourse whatsoever against the Borrower, any security or any other indemnitor or guarantor.

        13.10    Subrogation

        This Indemnity shall not be considered as wholly or partially satisfied by the payment or liquidation at any time or times of any sum or sums of money for the time being due or remaining unpaid to the Agent or any Lender, and all dividends, compensations, proceeds of security valued and payments received by the Agent or any Lender from the Borrower, Petro-Canada or from others or from any estate shall be regarded for all purposes as payments in gross without right on the part of any Guarantor to claim in reduction of the liability under this Indemnity the benefit of any such dividends, compositions, proceeds or payments or any securities held by the Agent or any Lender or proceeds thereof, and Petro-Canada shall not have any right to be subrogated in any right of the Agent or any Lender until the Agent and the Lenders shall have received full, final and indefeasible payment of the Obligations. If:

  (a)
  Petro-Canada has paid to the Agent or the Lenders all amounts owing by the Borrower under the Credit Agreement; and

  (b)
  the Obligations have been irrevocably paid in full;

then the Agent and the Lenders will, at Petro-Canada's request and expense, execute and deliver to Petro-Canada appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to Petro-Canada of the interest of the Agent and the Lenders in the Obligations resulting from such payment by Petro-Canada.

        13.11    Indemnity of Payment and Performance

        This Indemnity is intended to assure payment and performance and not collection and is in addition and without prejudice to any securities of any kind now or hereafter held by the Agent or any Lender. Any part of the Obligations not recoverable from Petro-Canada as indemnitor shall be recoverable from Petro-Canada as principal debtor in respect thereof. In the event of the Agent or any Lender making demand upon Petro-Canada for payment as provided in this Indemnity, Petro-Canada shall be liable for such amount directly, as principal debtor, and not as surety only, and will not plead or assert to the contrary in any proceedings taken by the Agent or any Lender in enforcing this Indemnity or any security granted by Petro-Canada in respect hereof.

        13.12    Costs

        Petro-Canada shall reimburse the Agent and the Lenders for all expenses (including the fees and disbursements of its counsel on a solicitor and client basis) incurred by the Agent and the Lenders in collecting or compromising any of the Obligations and in enforcing this Indemnity of the Obligations, and the term "Obligations" herein shall include all such expenses.

        13.13    Payment

        All payments hereunder with respect to any Obligations shall be made to the Agent and the Lenders at the Agent's Branch of Account or at such other branch or agency of Bank of Montreal in the United States as the Agent shall designate from time to time by notice in writing to Petro-Canada.

        13.14    Payment on Stay

        If:

  (a)
  the Borrower or Petro-Canada is prevented from making payment of any of the Obligations when it would otherwise be required to do so; or

  (b)
  the Agent or any Lender is prevented from demanding payment of the Obligations;

in each case because of a stay or other judicial proceeding or any other legal impediment, all Obligations or other amounts otherwise subject to demand, acceleration or payment under the Credit Agreement shall be payable by Petro-Canada as provided for hereunder.

        13.15    Waiver of Notice

        Petro-Canada waives all notices which may be required by any statute, rule of law, contract or otherwise to preserve any rights to the Agent or any Lender against Petro-Canada.

ARTICLE 14
MISCELLANEOUS

        14.1    Severability

        Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction does not invalidate, affect or impair the remaining provisions hereof in such jurisdiction and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.

        14.2    Survival of Undertakings

        All covenants, undertakings, agreements, representations and warranties made pursuant to this Agreement survive the execution and delivery of this Agreement and continue in full force and effect until the full payment and satisfaction of all obligations of the Borrower and Petro-Canada incurred pursuant to the Loan Documents and the termination of this Agreement.

        14.3    Failure to Act

        No failure, omission or delay on the part of any Lender in exercising any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

        14.4    Waivers

        No breach of any of the provisions of any of the Loan Documents may be waived or discharged verbally; any such waiver or discharge may only be made by way of an instrument in writing signed by either the Agent on behalf of the Lenders or the Majority Lenders, as applicable, or by all the Lenders and, if required, by the Agent and the Borrower or Petro-Canada, and such waiver or discharge will then be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given. Any such waiver or discharge which affects the rights of the Agent may only be made by way of an instrument in writing signed by the Agent.

        14.5    Amendments

        No provision of the Loan Documents may be amended verbally and any such amendment may only be made by way of an instrument in writing signed by the Borrower, Petro-Canada the Agent and either the Agent on behalf of the Lenders or by all of the Lenders or by the Majority Lenders, as the case may be.

        14.6    Notice

        Except as otherwise expressly provided herein, all notices, advices, requests and demands hereunder shall be in writing (including facsimile transmissions) and shall be given to or made upon the respective parties hereto at the address set forth opposite their names on the signature pages hereto or at such other address as any party shall designate for itself. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by facsimile or other electronic means of communication on the date of transmittal if sent prior to noon (New York time), otherwise on first Business Day following the transmittal thereof.

        14.7    Further Assurances

        The Borrower, Petro-Canada the Agent and each of the Lenders shall do all such further acts and things and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms of the Loan Documents.

        14.8    Governing Law

        The parties agree that this Agreement is conclusively deemed to be made under, and for all purposes to be governed by and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

        14.9    Whole Agreement

        This Agreement together with the other Loan Documents constitutes the whole and entire agreement between the parties and cancels and supersedes any prior agreements, undertakings,

declarations and representations, written or verbal, in respect of the subject matter of this Agreement and the other Loan Documents.

        14.10    Term of Agreement

        The term of this Agreement is until the termination of the Commitment of each Lender and payment in full of all the obligations of the Borrower and Petro-Canada incurred pursuant to this Agreement.

        14.11    Time of Essence

        Time shall be of the essence of this Agreement.

        14.12    Jurisdiction

  (a)
  Submission.    The courts of the Province of Alberta shall have jurisdiction to settle any disputes in connection with the Loan Documents and each of the Lenders, the Agent, the Borrower and Petro-Canada accordingly submits to the jurisdiction of the courts of the Province of Alberta.

  (b)
  Forum Convenience and Enforcement Abroad.    Each of the Borrower, Petro-Canada each Lender and the Agent:

  (i)
  waives objection to the courts of the Province of Alberta on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Loan Document; and

  (ii)
  agrees that a judgment or order of a court of the Province of Alberta in connection with a Loan Document is conclusive and binding on it (subject to any rights of appeal in respect thereof) and may be enforced against it in the courts of any other jurisdiction.

  (c)
  Non-exclusivity.    Nothing in this Section 14.12 limits the right of a Lender, the Agent, the Borrower or Petro-Canada to bring proceedings in connection with any Loan Document:

  (i)
  in any other court of competent jurisdiction; or

  (ii)
  concurrently in more than one jurisdiction.

  (d)
  Waiver of Jury Trial.    Each of the Agent, the Lenders, Petro-Canada and the Borrower hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement or any other Loan Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of the Agent, the Lenders, Petro-Canada or the Borrower related to this Agreement or the other Loan Documents. The Borrower and Petro-Canada each acknowledges and agrees that it has received full and sufficient consideration for this provision (and each other provision of each other Loan Document to which it is a party) and that this provision is a material inducement for each of the Agent and the Lenders entering into this Agreement and each such other Loan Document.

        14.13    Counterpart Execution

        This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of July 22, 2004.

COMMITMENTS AND ADDRESS FOR NOTICES:
Borrower:		PC FINANCIAL PARTNERSHIP by its managing partner PETRO-CANADA
2711 Centreville Road Wilmington, Delaware 19808
		Per:	/s/ E.F.H. ROBERTS
Attention:	Hugh L. Hooker, Corporate	Name:	E.F.H. Roberts
	Secretary	Title:	Senior Vice-President and Chief Financial Officer
Facsimile:	(403) 296-4910
with a copy to:		Per:	/s/ HUGH L. HOOKER
		Name:	Hugh L. Hooker
Petro-Canada 150 - 6th Avenue S.W. Calgary, Alberta T2P 3E3		Title:	Associate General Counsel and Corporate Secretary
Attention:	Vice President, General Counsel & Chief Compliance Officer
Facsimile:	(403) 296-4990
Petro-Canada:		PETRO-CANADA
150 - 6th Avenue S.W. Calgary, Alberta T2P 3E3		Per:	/s/ E.F.H. ROBERTS
		Name:	E.F.H. Roberts
Attention:	Vice President, General Counsel & Chief Compliance Officer	Title:	Senior Vice-President and Chief Financial Officer
Facsimile:	(403) 296-4990	Per:	/s/ HUGH L. HOOKER
		Name:	Hugh L. Hooker
		Title:	Associate General Counsel and Corporate Secretary

Lender:		BANK OF MONTREAL, CHICAGO BRANCH, as Lender
115 South LaSalle Street Chicago, Illinois 60603
		Per:	/s/ BRUCE A. PIETKA
Attention:	Bruce Pietka, Vice President	Name:	Bruce A. Pietka
		Title:	Vice President
Facsimile:	(312) 750-3456
Commitment:	U.S. $400,000,000

Agent:		BANK OF MONTREAL, CHICAGO BRANCH, as Agent
115 South LaSalle Street Chicago, Illinois 60603
		Per:	/s/ BRUCE A. PIETKA
Attention:	Terri Perez-Ford/Carl Fanning	Name:	Bruce A. Pietka
		Title:	Vice President
Facsimile:	(312) 750-6057
Commitment:	U.S. $400,000,000

Schedule A to the Credit Agreement dated as of July 22, 2004 between PC FINANCIAL PARTNERSHIP as Borrower and PETRO-CANADA and a syndicate of Lenders with BANK OF MONTREAL, CHICAGO BRANCH as Agent

NOTICE OF BORROWING, REPAYMENT,
PREPAYMENT OR CANCELLATION OF COMMITMENT

Date:

Bank of Montreal, Chicago Branch
115 South LaSalle Street
Chicago, Illinois 60603

Attention: Terri Perez-Ford/Carl Fanning

Dear Sir:

        We refer to the Credit Agreement dated as of July 22, 2004 between PC FINANCIAL PARTNERSHIP as Borrower and PETRO-CANADA and a syndicate of Lenders with BANK OF MONTREAL, CHICAGO BRANCH as Agent (the "Credit Agreement"). Capitalized terms used herein have the same meaning as in the Credit Agreement.

        We hereby give notice of our request for a [Accommodation, repayment, prepayment and/or cancellation of [all/a portion of] the Total Commitment] pursuant to Section [3.3, 3.5 or 4.3] of the Credit Agreement as follows:

  1.
  Amount of [Accommodation, prepayment, repayment].

  2.
  Date of [Accommodation, repayment, prepayment and/or cancellation of Total Commitment]                        .

  3.
  [If applicable]. Nature of [Accommodation, repayment or prepayment] is by way of a [U.S. Base Rate Loan/Libor Loan].

  4.
  [If applicable]. The amount of the Total Commitment to be cancelled is U.S. $                        .

  5.
  [If applicable]. The Libor Interest Period for the Libor Loan is            months.

  6.
  We hereby confirm that each condition precedent in Section 7.2 of the Credit Agreement is satisfied on the date hereof and will be satisfied on the Drawdown Date unless, in each case, waived in accordance with the Credit Agreement.

Yours truly,
PC Financial Partnership, by its managing partner, Petro-Canada
Per:
Name:
Title:

Schedule B to the Credit Agreement dated as of July 22, 2004 between PC FINANCIAL PARTNERSHIP as Borrower and PETRO-CANADA and a syndicate of Lenders with BANK OF MONTREAL, CHICAGO BRANCH as Agent

CONVERSION NOTICE

Date:

Bank of Montreal, Chicago Branch
115 South LaSalle Street
Chicago, Illinois 60603

Attention: Terri Perez-Ford/Carl Fanning

Dear Sir:

        We refer to the Credit Agreement dated as of July 22, 2004 between PC FINANCIAL PARTNERSHIP as Borrower and PETRO-CANADA and a syndicate of Lenders with BANK OF MONTREAL, CHICAGO BRANCH as Agent (the "Credit Agreement"). Capitalized terms used herein have the same meaning as in the Credit Agreement.

        We hereby give notice of a conversion of Borrowings pursuant to Section 3.7 of the Credit Agreement.

        We have outstanding $                  by way of [U.S. Base Rate Loan or Libor Loan]. Please convert [U.S. $                        ] outstanding by way of                        [U.S. Base Rate Loan or Libor Loan] into a            [U.S. Base Rate Loan or Libor Loan] on the            day of                         .

        [If Applicable]. The Libor Interest Period for the Libor Loan is            days.

        We hereby confirm that each condition precedent in Section 7.2 of the Credit Agreement is satisfied on the date hereof and will be satisfied on the Conversion Date unless, in each case, waived in accordance with the Credit Agreement.

Yours truly,
PC Financial Partnership, by its managing partner, Petro-Canada
Per:
Name:
Title:

Schedule C to the Credit Agreement dated as of July 22, 2004 between PC FINANCIAL PARTNERSHIP as Borrower and PETRO-CANADA and a syndicate of Lenders with BANK OF MONTREAL, CHICAGO BRANCH as Agent

ROLLOVER NOTICE

Date:

Bank of Montreal, Chicago Branch
115 South LaSalle Street
Chicago, Illinois 60603

Attention: Terri Perez-Ford/Carl Fanning

Dear Sir:

        We refer to the Credit Agreement dated as of July 22, 2004 between PC FINANCIAL PARTNERSHIP as Borrower and PETRO-CANADA and a syndicate of Lenders with BANK OF MONTREAL, CHICAGO BRANCH as Agent (the "Credit Agreement"). Capitalized terms used herein have the same meaning as in the Credit Agreement.

        We hereby give notice of a rollover of a Libor Loan pursuant to Section 3.8 of the Credit Agreement.

        We have outstanding [U.S. $                        ] by way of Libor Loan. The Libor Interest Period in respect of such Libor Loan expires on                        . Please rollover such Libor Loan [or U.S. $                  thereof—if less than entire Libor Loan is being rolled-over] such that the subsequent Libor Interest Period is            days.

        We hereby confirm that each condition precedent in Section 7.2 of the Credit Agreement is satisfied on the date hereof and will be satisfied on the Rollover Date unless, in each case, waived in accordance with the Credit Agreement.

Yours truly,
PC Financial Partnership, by its managing partner, Petro-Canada
Per:
Name:
Title:

Schedule D to the Credit Agreement dated as of July 22, 2004 between PC FINANCIAL PARTNERSHIP as Borrower and PETRO-CANADA and a syndicate of Lenders with BANK OF MONTREAL, CHICAGO BRANCH as Agent

COMPLIANCE CERTIFICATE

To: The Agent and the Lenders under the Credit Agreement defined in paragraph 3 below

        I,                        , of the City of Calgary, in the Province of Alberta, hereby certify as at the date of this Certificate as follows:

  1.
  I am the [Chairman, President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice President, Treasurer or Corporate Secretary] of Petro-Canada;

  2.
  This Certificate applies to the Fiscal [Quarter/Year] ending;

  3.
  I am familiar with and have examined the provisions of the Credit Agreement (the "Credit Agreement") dated as of July 22, 2004 between PC Financial Partnership, as Borrower, Petro-Canada and a syndicate of Lenders and Bank of Montreal, Chicago Branch as Agent and I have made such reasonable investigations as I have deemed necessary for purposes of this Certificate;

  4.
  The following constitute the only Subsidiaries which are Designated Subsidiaries:;

  5.
  No Default or Event of Default has occurred and is continuing;

  6.
  [If applicable]. The present rating given to Petro-Canada's long term senior unsecured and unsubordinated debt by Moody's is            and by S&P is             .

        For purposes of this Compliance Certificate, the following defined terms have been determined in accordance with the definitions thereof in the Credit Agreement as at the end of the above Fiscal [Quarter/Year]:

Consolidated Debt
All Indebtedness for Borrowed Money from consolidated balance sheet plus (without duplication):	Cdn. $
reimbursement obligations under financial letters of credit	Cdn. $
other support obligations	Cdn. $
Production Payments and deferred revenues in respect of obligations to third parties	Cdn. $
Capitalized Lease Obligations	Cdn. $
Purchase Money Obligations	Cdn. $
Non-Recourse Debt	Cdn. $
Guarantees of the above obligations	Cdn. $
Consolidated Debt	Cdn. $
Consolidated Assets
Total assets from consolidated balance sheet	Cdn. $
Consolidated Assets	Cdn. $
Consolidated Net Tangible Assets
Consolidated Assets less: amounts attributable to goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles and adjustments on account of minority interests of other persons holding stock of a Subsidiary	Cdn. $
Consolidated Net Tangible Assets	Cdn. $

Consolidated Shareholders' Equity
Consolidated Shareholders' Equity from consolidated balance sheet	Cdn. $
Consolidated Shareholders' Equity	Cdn. $
Consolidated Capitalization
Consolidated Shareholders' Equity	Cdn. $
plus: Consolidated Debt	Cdn. $
Consolidated Capitalization	Cdn. $
  7.
  The Consolidated Debt to Capitalization Ratio as of the end of this Fiscal [Quarter/Year], which is to be not more than .60 to 1.0, is                        to                         ;

  8.
  The Consolidated Net Tangible Assets of Petro-Canada and its Designated Subsidiaries as of the end of this Fiscal [Quarter/Year], determined as provided for in Section 8.1(z) of the Credit Agreement, and which are to be not less than 70% of the Consolidated Net Tangible Assets, are not less than    % of Consolidated Net Tangible Assets;

  9.
  Except where the context otherwise requires, all capitalized terms used herein have the same meaning as in the Credit Agreement; and

  10.
  This Certificate is given by the undersigned officer in [his/her] capacity as an officer of Petro-Canada without any personal liability on the part of such officer.

        Executed at the City of Calgary, in the Province of Alberta this            day of                        ,        .

PETRO-CANADA
Per:
Name:
Title:

Schedule E to the Credit Agreement dated as of July 22, 2004 between PC FINANCIAL PARTNERSHIP as Borrower and PETRO-CANADA and a syndicate of Lenders with BANK OF MONTREAL, CHICAGO BRANCH as Agent

LENDER ASSIGNMENT AGREEMENT

TO:
Bank of Montreal, Chicago Branch (the "Agent")

AND
TO: PC Financial Partnership (the "Borrower") and Petro-Canada

RE:
Credit Agreement ("Credit Agreement") made as of July 22, 2004 between the Borrower, Petro-Canada, the Agent and a syndicate of Lenders

        Unless otherwise defined herein, capitalized terms in this Lender Assignment Agreement shall have the meanings set out in the Credit Agreement.

  1.
  [name of new lender] (the "Assignee") acknowledges that its proper officers have received and reviewed a copy of the Loan Documents and further acknowledges the provisions of the Loan Documents.

  2.
  The Assignee desires to become a Lender under the Credit Agreement. [name of selling Lender] (the "Assignor") has agreed to and does hereby sell, assign and transfer to the Assignee [U.S. $                        ] of its Commitment such that the Commitment of the Assignor shall be [U.S. $                        ] and, accordingly, the Assignee has agreed to execute this Lender Assignment Agreement.

  3.
  The Assignee, by its execution and delivery of this Lender Assignment Agreement, agrees that from and after the date hereof it shall be a Lender under the Credit Agreement and agrees to be subject to, bound by and to perform all of the terms, conditions and covenants of the Credit Agreement applicable to a Lender but its liability to make Borrowings shall be limited to its Commitment identified in paragraph 2 of this Lender Assignment Agreement.

  4.
  The Assignee agrees to assume, without recourse to the Assignor, all liabilities and obligations of the Assignor as Lender under the Credit Agreement to the extent of the Assignee's Commitment as provided for herein and [each of the Borrower and] [may not be applicable if assignment is to an Affiliate of Assignor] the Assignee hereby releases and discharges the Assignor from such obligations and liabilities to the same extent. Nothing herein shall release or be deemed to release any claim, demand, action or cause of action which the Borrower may have against the Assignor arising out of or in connection with a breach or default by the Assignor of any provision of the Credit Agreement and the other Loan Documents. Notwithstanding the foregoing, if any Libor Loans made by the Assignor remain outstanding on the effective date of the sale, assignment or transfer referred to therein, such Libor Loans shall remain the liability and obligation of the Assignor and the Assignor shall be entitled to all of the rights, titles and benefits arising out of the Credit Agreement and the other Loan Documents with respect to such Libor Loans until the last day of the Libor Interest Period of any such Libor Loan (including repayment and reimbursement rights); provided, however, that the Assignee shall indemnify the Assignor and hold the Assignor harmless from and against any losses or costs paid or incurred by the Assignor in connection with such Libor Loans (other than losses or costs which arise out of the gross negligence or wilful misconduct of the Assignor) and shall be entitled to a proportionate amount of the Margin paid in respect of such Libor Loans based upon the number of days remaining in the Libor Interest Period of any such Libor Loan as agreed with the Assignor.

  5.
  The Assignee acknowledges and confirms that it has not relied upon and that the Assignor or the Agent or any of their respective directors, officers, employees or agents have not made any representation or warranty whatsoever as to the due execution, legality, effectiveness, validity or enforceability of any of the Loan Documents or any other documentation or information delivered by the Assignor or the Agent to the Assignee in connection therewith or for the performance thereof by any party thereto or of the financial condition of the Borrower or any Subsidiary. All representations, warranties and conditions express or implied by law or otherwise are hereby excluded.

  6.
  The Assignee represents and warrants that it is not a non-resident within the meaning of the Code and that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower or Petro-Canada or any Subsidiary and has not relied and will not hereafter rely on the Assignor or the Agent or any of their respective directors, officers, employees or agents to appraise or keep under review on its behalf the financial condition, creditworthiness, affairs, status or nature of the Borrower or any Subsidiary.

  7.
  Each of the Assignor and the Assignee represents and warrants to the other, and to the Agent and the Lenders that it has the capacity and power to enter into this Lender Assignment Agreement in accordance with the terms hereof and to perform its obligations arising therefrom, and all actions required to authorize the execution and delivery hereof and the performance of such obligations have been duly taken.

  8.
  This Lender Assignment Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada.

  9.
  Notices shall be given to the Assignee in the manner provided for in the Credit Agreement as follows:

          •
          •
      Attention:    •    Telecopier:    •

      [specify lending office of the Assignee if different from above]

  10.
  This Lender Assignment Agreement shall be binding upon the Assignee and its successors and permitted assigns.

DATED this            day of            ,            .

[Name of Assignee]
Per:
Name:
Title:

        The Assignor hereby acknowledges the above Lender Assignment Agreement and agrees that its Commitment is reduced by an amount equal to the Commitment assigned to the Assignee hereunder.

[Name of Assignor]
Per:
Name:
Title:

        Each of the Borrower, Petro-Canada and Bank of Montreal, Chicago Branch hereby acknowledges the above Lender Assignment Agreement and consents to the Assignee becoming a Lender under the

Credit Agreement to the extent of its Commitment as set out in paragraph 2 of the Lender Assignment Agreement.

PC FINANCIAL PARTNERSHIP, by its managing partner, PETRO-CANADA
Per:
Name:
Title:
PETRO-CANADA
Per:
Name:
Title:
BANK OF MONTREAL, CHICAGO BRANCH, as Agent
Per:
Name:
Title:

Schedule F to the Credit Agreement dated as of July 22, 2004 between PC FINANCIAL PARTNERSHIP as Borrower and PETRO-CANADA and a syndicate of Lenders with BANK OF MONTREAL, CHICAGO BRANCH as Agent

ERISA DISCLOSURE

        None

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  Exhibit (b)(3)